Exhibit 96.1

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Notice

Weir International, Inc. (WEIR) was retained by Ramaco Resources, Inc. (Ramaco) to prepare this Technical Report Summary (TRS) related to Ramaco’s Berwind Complex.  This report provides a statement of Ramaco’s coal reserves and resources at its Berwind Complex and has been prepared in accordance with the United States Securities and Exchange Commission (SEC), Regulation S-K 1300 for Mining Property Disclosure (S-K 1300) and 17 Code of Federal Regulations (CFR) § 229.601(b)(96)(iii)(B) reporting requirements. This report was prepared for the sole use of Ramaco and its affiliates and is effective as of December 31, 2021.

This report was prepared by full-time WEIR personnel who meet the SEC’s definition of Qualified Persons (QPs) with sufficient experience in the relevant type of mineralization and deposit under consideration in this report.

In preparing this report, WEIR relied upon data, written reports and statements provided by Ramaco. WEIR has taken all appropriate steps, in its professional opinion, to ensure information provided by Ramaco is reasonable and reliable for use in this report.

The accuracy of reserve and resource estimates are, in part, a function of the quality and quantity of available data at the time this report was prepared.  Estimates presented herein are considered reasonable.  However, they should be accepted with the understanding that with additional data and analysis available subsequent to the date of this report, the estimates may necessitate revision which may be material.  Certain information set forth in this report contains “forward-looking information”, including production, productivity, operating costs, capital costs, sales prices, and other assumptions. These statements are not guarantees of future performance and undue reliance should not be placed on them. The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

WEIR and its personnel are not affiliates of Ramaco or any other entity with ownership, royalty or other interest in the subject property of this report.

Weir International, Inc. hereby consents to the use of Ramaco’s Berwind Complex coal reserve and resource estimates as of December 31, 2021.

Qualified Person:	/s/ Weir International, Inc.

Date:	February 7, 2022

Address:	Weir International, Inc.
1431 Opus Place, Suite 210
Downers Grove, IL 60515

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

February 7, 2022	Page ii

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.0	Exploration	34
7.1	Non-Drilling Exploration	34
7.2	Drilling	34
7.3	Hydrogeological Data	35
7.4	Geotechnical Data	36
7.5	Site Map and Drillhole Locations	36
7.6	Other Relevant Drilling Data	38

8.0	Sample Preparation, Analyses, and Security	39
8.1	Sample Preparation Methods and Quality Control	39
8.2	Laboratory Sample Preparation, Assaying, and Analytical Procedures	39
8.2.1	SGS North America Inc.	39
8.2.2	Precision Testing Laboratory, Inc	39
8.2.3	Other Laboratories	39
8.3	Quality Control Procedures and Quality Assurance	40
8.4	Sample Preparation, Security, and Analytical Procedures Adequacy	40

9.0	Data Verification	41
9.1	Data Verification Procedures	41
9.2	Data Verification Limitations	42
9.3	Adequacy of Data	42

10.0	Mineral Processing and Metallurgical Testing	43
10.1	Mineral Processing Testing and Analytical Procedures	43
10.2	Mineralization Sample Representation	43
10.3	Analytical Laboratories	43
10.4	Relevant Results and Processing Factors	44
10.5	Data Adequacy	45

11.0	Mineral Resource Estimates	46
11.1	Key Assumptions, Parameters, and Methods	46
11.2	Estimates of Mineral Resources	50
11.3	Technical and Economic Factors for Determining Prospects of Economic Extraction	51
11.4	Mineral Resource Classification	52
11.5	Uncertainty in Estimates of Mineral Resources	55
11.6	Additional Commodities or Mineral Equivalent	57
11.7	Risk and Modifying Factors	57

12.0	Mineral Reserve Estimates	59
12.1	Key Assumptions, Parameters, and Methods	59
12.2	Estimates of Mineral Reserves	60
12.3	Estimates of Reserve Cut-off Grade	61
12.4	Mineral Reserve Classification	62
12.5	Coal Reserve Quality and Sales Price	62
12.6	Risk and Modifying Factors	63

13.0	Mining Methods	65
13.1	Geotechnical and Hydrological Models	65
13.1.1	Geotechnical Model	65

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

13.0	Mining Methods (Cont.)
13.1.2	Hydrogeological Model	67
13.1.3	Other Mine Design and Planning Parameters	68
13.2	Production, Mine Life, Dimensions, Dilution, and Recovery	69
13.2.1	Production Rates	69
13.2.2	Expected Mine Life	70
13.2.3	Mine Design Dimensions	71
13.2.4	Mining Dilution	72
13.2.5	Mining Recovery	72
13.3	Development and Reclamation Requirements	72
13.3.1	Underground Development Requirements	72
13.3.2	Reclamation (Backfilling) Requirements	73
13.4	Mining Equipment and Personnel	73
13.4.1	Mining Equipment	73
13.4.2	Staffing	75
13.5	Life of Mine Plan Map	77

14.0	Processing and Recovery Methods	81
14.1	Plant Process and Flowsheet	81
14.2	Plant Processing Design, Equipment Characteristics and Specifications	82
14.3	Energy, Water, Process Materials, and Personnel Requirements	84

15.0	Infrastructure	86
15.1	Roads	86
15.2	Rail	86
15.3	Power	86
15.4	Water	86
15.5	Pipelines	87
15.6	Port Facilities, Dams, and Refuse Disposal	87
15.7	Map of Infrastructure	87

16.0	Market Studies	89
16.1	Markets	89
16.2	Material Contracts	90
16.3	Price Forecast	90

17.0	Environmental Studies, Permitting, and Local Individuals or Groups Agreements	92
17.1	Environmental Studies	92
17.2	Refuse Disposal and Water Management	93
17.3	Permits and Bonding	96
17.4	Local Stakeholders	97
17.5	Mine Closure Plans	98
17.6	Environmental Compliance, Permitting, and Local Individuals or Groups Issues	99

18.0	Capital and Operating Costs	100
18.1	Capital Expenditures	100
18.2	Operating Costs and Risks	101

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

19.0	Economic Analysis	104
19.1	Assumptions, Parameters, and Methods	104
19.2	Economic Analysis and Annual Cash Flow Forecast	105
19.3	Sensitivity Analysis	107

20.0	Adjacent Properties	108

21.0	Other Relevant Data and Information	109

22.0	Interpretations and Conclusions	110
22.1	Summary of Interpretations and Conclusions	110
22.2	Significant Risks and Uncertainties	110

23.0	Recommendations	113

24.0	References	114

25.0	Reliance on Information Provided by the Registrant	115

FIGURES

Figure 1.1-1	General Location Map	3
Figure 6.3-1	Berwind Stratigraphic Column	32
Figure 6.3-2	Berwind Cross Section SW to NE	33
Figure 7.5-1	Drillhole Locations	37
Figure 10.4-1	Preparation Plant Recovery	44
Figure 11.4-1	Variogram Model No. 2 Gas Seam Thickness	54
Figure 13.5-1	Life of Mine Plans, Berwind No. 1 Pocahontas 4 Deep Mine and
	Triad Pocahontas 4 Deep Mine	78
Figure 13.5-2	Life of Mine Plan, Big Creek Surface and Highwall Mine	79
Figure 13.5-3	Life of Mine Plan, Big Creek Jawbone 1 Deep Mine	80
Figure 14.1-1	Simplified Preparation Plant Flowsheet	81
Figure 15.7-1	Mine Infrastructure	88
Figure 16.1-1	Metallurgical Coal Sales Prices	89
Figure 16.1-2	Historical and Forecast Coal Sales Prices	91
Figure 18.1-2	Historical and Projected LOM Plan Capital Expenditures	100
Figure 18.2-1	Berwind Complex Historical and LOM Plan Operating Costs	102
Figure 19.1-1	FOB Mine Coal Sales Price Forecast	105
Figure 19.2-1	Annual Cash Flow Forecast	105
Figure 19.3-1	Net Present Value Sensitivity Analysis	107

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

TABLES

Table 1.5-1	In-Place Coal Resource Tonnage and Quality Estimate, as of December 31, 2021	6
Table 1.5-2	Recoverable Coal Reserve Tonnage and Quality Estimate, as of December 31, 2021	7

Table 1.6-1	Key Operating Statistics	8
Table 1.7-1	Berwind Complex Mining and NPDES Permits	10
Table 3.3-1	Berwind Property Control	20
Table 3.4-1	Berwind Property Mineral Control	20
Table 3.4-1	(continued) Berwind Property Mineral Control	21
Table 3.5-1	Permit Status	22
Table 5.2-1	Previous Exploration	28
Table 7.2-1	Drilling Programs	34
Table 10.4-1	Historical Preparation Plant Recovery	45
Table 11.1-1	Stratigraphic Model Interpolators	47
Table 11.1-2	Drillhole Statistics	48
Table 11.2-1	In-Place Coal Resource Tonnage and Quality Estimate as of December 31, 2021	50
Table 11.4-1	Theoretical Variogram Ranges	54
Table 11.4-2	Statistics for Berwind Complex Composited Samples	55
Table 12.1-3	Recoverable Coal Reserve Tonnage and Quality Estimate as of December 31, 2021	60
Table 12.1-4	Reserve Validation	61
Table 12.5-1	Average Reserve Coal Quality	63
Table 13.2.1-1	Berwind Complex Historical Clean Production	70
Table 13.2.1-2	Berwind Complex LOM Plan Projected ROM and Clean Production, and Preparation Plant Yield	70
Table 13.4.1-1	Standard/Typical Continuous Miner Section Equipment	73
Table 13.4.1-2	Berwind Complex Primary Underground Equipment Fleet	74
Table 13.4.1-3	Surface Mining Equipment	74
Table 13.4.2-1	Current Staffing	75
Table 13.4.2-2	LOM Plan Staffing	75
Table 13.4.2-3	Berwind Complex Manhours Worked, NFDL Injuries and NFDL Incidence Rate	76
Table 13.4.2-4	Plant Manhours Worked, NFDL Injuries and NFDL Incidence Rate	77
Table 14.2-1	Major Preparation Plant and Material Handling Equipment	83
Table 17.3-1	Berwind Complex Mining and NPDES Permits	97
Table 19.2-2	After-Tax NPV, IRR, Cumulative Cash Flow, and ROI	106
Table 19.2-3	Key Operating Statistics	106
Table 22.2-1	Berwind Complex Risk Assessment Summary	111
Table 25.1	Information Relied Upon from Registrant	115

APPENDIX A - EXHIBITS

Exhibit 6.3-1	Berwind Complex, Geological Cross Sections	116

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.0	EXECUTIVE SUMMARY

WEIR was retained by Ramaco Resources, Inc. (Ramaco) to prepare a Technical Report Summary (TRS) related to Ramaco’s Berwind Complex coal holdings This report has been prepared in accordance with the United States Securities and Exchange Commission (SEC), Regulation S-K 1300 for Mining Property Disclosure (S-K 1300) and 17 Code of Federal Regulations (CFR) § 229.601(b)(96)(iii)(B) reporting requirements.

1.1PROPERTY DESCRIPTION

The Berwind Complex consists of three general properties or areas as follows:

•	Berwind Property
•	Big Creek Property
•	Knox Creek Property

The Berwind Complex is located approximately 80 miles south of Charleston, West Virginia; 100 miles west of Roanoke, Virginia; 60 miles northeast of Kingsport, Tennessee; and 160 miles east/southeast of Lexington, Kentucky at 37.164522 degrees North Latitude and 81.744893 degrees West Longitude on the World Geodetic System (WGS 84) reference coordinate system. The complex includes areas in Buchanan, Russell and Tazewell Counties, Virginia and McDowell County, West Virginia. The Berwind Complex is within the Southwest Virginia and Southern West Virginia coal fields of the Central Appalachia Coal Producing (CAPP) Region of the United States (see Figure 1.1-1).

The Berwind Complex consists of approximately 103,400 acres of owned and leased coal holdings. Within the Berwind Complex controlled coal holdings, 32,500 acres lie in McDowell County, West Virginia, 24,900 acres lie in Buchanan County, Virginia, 30,300 acres in Tazewell County, Virginia, and 15,700 acres in Russell County Virginia. Currently, there are three active mines and two planned and permitted mines within the complex:

Active Mines:

•	Berwind No. 1 Pocahontas 4 Deep Mine
•	Triad Pocahontas 4 Deep Mine
•	Big Creek Surface and Highwall Mine

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Planned and Permitted Mines:

•	Big Creek Jawbone 1 Deep Mine, scheduled for mid-2022 startup
•	Laurel Fork Deep Mine, scheduled for mid-2022 startup

The Laurel Fork Deep Mine was recently acquired by Ramaco, however, geology work has not been completed for this mining property. Therefore, the Laurel Fork Deep Mine will not be included in this TRS.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 1.1-1 General Location Map

Knox Creek Jewell Property
Knox Creek Property
Berwind Property
Big Creek Property
West Virginia
Virginia
Pittsburgh
Columbus
Cincinnati
Washington
Maryland
Philadelphia
Pennsylvania
Norfolk
Charlotte
Raleigh
VITA, Esri, HERE, Garmin, FAO, NOAA, USGS, EPA, Esri, USGS
Wyoming County
McDowell County
Buchanan County
Russell County
Tazewell County
Twin Branch
Hemphill
Welch
Premier
Paynesville
Raysal
Slate
Compton Mountain
War
Berwind
Bear Wallow
Squire
Bishop
Amonate
Jewell Ridge
Sugar Cove Mountain
Horn
Keen Mountain
Rowe
Raven
Richlands
Bandy
Gap Store
Claypool Hill
Kents Ridge
Honaker
Clifton
3514 ft
3702 ft
Indian Ridge
0 1 2 4 6 Miles
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants
Job 8003
February 2022

Figure 1.1-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan, Russell, and
Tazewell Counties, Virginia

General Location Map

Prepared For
Ramaco Resources, Inc.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.2 GEOLOGICAL SETTING AND MINERALIZATION

The upper coal seams of interest within the Berwind Complex belong to the Norton Formation in Virginia of Early Pennsylvanian Age, which is stratigraphically equivalent to the Lower Kanawha and New River formations in southwestern West Virginia. The lower coal seams of interest belong to the Pocahontas Formation of the Pottsville Group (Lower Pennsylvanian). The depositional setting for these seams is complex and thought to be upper delta plain, with subsidence controlling the sedimentation rate. The Lower Pennsylvania (Pottsville) sedimentary strata of the coal-bearing rocks of the Pocahontas Formation rest uncomformably on the Mississippian Bluestone Formation of the Mauch Chunk Group.

1.3EXPLORATION

Drilling has served as the primary form of exploration on the Berwind Complex.  In addition to exploration drillholes, coal seam outcrop measurements, in-mine measurements, and survey points taken from mine maps of previous operations were considered. A total of 194 seam outcrop measurements, 360 mine measurements, and 886 survey points were recognized in modeling the deposit. Data from degasification, coal bed methane, and water wells were also implemented in the model including a total of 1,458 drillholes.

It is WEIR’s opinion that the adequacy of sample preparation, security, and analytical procedures for holes that were drilled by Ramaco after acquiring the property are acceptable and that these procedures meet typical industry standards.

The adequacy of sample preparation, security, and analytical procedures are generally unknown for holes that were drilled prior to Ramaco acquiring the initial leases in 2011.  However, the geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling.  It is unknown if all coal quality analyses were performed to ASTM standards by qualified laboratories, as detailed in Section 8.0, however, this legacy drillhole information was included as the samples matched the coal seam intervals and reported quality data that was consistent between the different data sources.  Model verifications further support WEIR’s high level of confidence that a representative, valid, and accurate drillhole database and geological model have been generated for the Berwind Complex that can be relied upon to accurately estimate coal resources and reserves.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.4DEVELOPMENT AND OPERATIONS

The Berwind Complex currently has three active mines and two planned and permitted mines. The three active mines include one surface mine with a highwall miner, and two underground room and pillar mines, which use continuous miners for mine development. Ramaco began production of metallurgical coal at the complex in 2017. A majority of the underground mines will implement retreat mining, which results in mining recovery of greater than 80 percent.  Contour mining has an average mining recovery of approximately 90 percent, and the highwall mine has an average mining recovery of approximately 40 percent.

The Berwind Complex is mining several seams and seam splits, including the Pocahontas 4, Pocahontas 3, Jawbone and Tiller.

Historical coal production from the Berwind Complex, in accordance with the Mine Safety and Health Administration (MSHA) statistics, is summarized as follows:

•	80,923 tons in 2018
•	188,241 tons in 2019
•	147,330 tons in 2020
•	133,835 tons in 2021

The current Berwind Complex Life-of-Mine (LOM) Plan projects mining through 2039, an expected mine life for the complex of 18 years. Ramaco projects total annual production to range from 0.8 to 1.0 million clean tons when the surface and continuous miner units are operating (2022 through 2023), and 0.4 to 0.8 million clean tons per year from 2024 through 2039 after surface mining ceases in 2023. It is likely future mines will be planned and scheduled, as necessary, from resource areas within the complex, to meet internal Ramaco production goals aligned with market conditions.

All Run-of-Mine (ROM) coal is washed at the Knox Creek Preparation Plant.  The Knox Creek Preparation Plant, built in 1981 by Powell Construction Company located in Johnson City, Tennessee, is a well designed and constructed preparation plant, with ROM processing capacity of 750 tons per hour.

The Berwind Complex produces a high quality, mid and low volatile metallurgical coal.  Historically, the market for metallurgical coal from the Berwind Complex has been domestic metallurgical coal consumers and the global seaborne metallurgical coal market.  The Berwind

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Complex also produces a minimal quantity of thermal coal from the surface mine, which represents approximately two percent of its total coal sales.

1.5MINERAL RESERVE AND RESOURCE ESTIMATE

The Berwind Complex coal resources, as of December 31, 2021, are reported as in-place resources and are exclusive of reported coal reserve tons.  Resources are reported in categories of Measured, Indicated and Inferred tonnage, in accordance with Regulation S-K Item 1302(d), summarized in Table 1.5-1 as follows:

Table 1.5-1 In-Place Coal Resource Tonnage and Quality Estimate,

as of December 31, 2021

								Coal Quality (Dry Basis)
								Raw
			Average Coal						Relative
Mine		Area	Thickness	In-Place Resources (000 Tons)				Ash	Density
Area	Seam	(Acres)	(Feet)	Measured	Indicated	Total	Inferred	(%)	(Lbs/CF)
Berwind	Red Ash 2	2,420	3.49	15,740	—	15,740	—	8.3	86.48
	Tiller	2,210	3.83	11,230	—	11,230	—	22.4	92.68
	Greasy Creek 2	675	2.33	3,325	—	3,325	—	30.6	97.27
	Pocahontas 11	1,295	3.10	8,030		8,030	—	22.6	91.73
	Pocahontas 10	2,055	2.82	11,075	—	11,075	—	15.9	87.94
	Pocahontas 9-2	4,140	3.15	25,155	45	25,200	—	17.0	88.61
	Pocahontas 9-1	5,145	3.04	9,700	15,920	25,620	4,495	17.0	88.61
	Pocahontas 4	2,587	2.97	9,870	—	9,870	—	26.8	94.90
	Pocahontas 3	10,780	2.84	60,140	400	60,540	—	17.7	89.00
	Squire Jim	13,230	2.41	42,950	24,460	67,410	—	33.9	101.02
		44,537	197,215	40,825	238,040		4,495

Big Creek
	Red Ash 3	1,275	2.04	5,025	—	5,025	—	17.0	88.61
	Red Ash 2	1,420	2.75	7,495	—	7,495	—	4.5	87.98
	Jawbone 3	1,400	2.27	6,445	—	6,445	—	24.0	92.98
	Jawbone 1	1,520	2.82	8,665	—	8,665	—	9.5	92.98
	Tiller 1-2	495	2.67	2,520	—	2,520	—	21.7	87.36
		6,110		30,150		30,150
Knox Creek
	Upper Banner 2	450	2.27	2,060	—	2,060	—	17.0	88.61
	Kennedy 2	1,775	2.72	9,020	—	9,020	—	3.0	85.65
	Red Ash 2	12,485	2.65	59,450	35	59,485	—	4.7	82.41
	Jawbone 3	8,420	3.13	50,260	—	50,260	—	5.4	87.43
	Jawbone 1	15,025	3.21	93,500	150	93,650	—	13.6	89.46
	Upper Seaboard 2	450	2.72	2,340	—	2,340	—	17.0	88.61
	Greasy Creek 2	290	4.29	2,640	—	2,640	—	43.0	97.93
	Lower Seaboard 2	760	2.75	4,470	—	4,470	—	30.9	98.19
	Pocahontas 11	770	4.72	7,010	—	7,010	—	17.0	88.61
	Lower Horsepen 1	1,425	2.89	7,965	—	7,965	—	17.0	88.61
	Pocahontas 9-2	2,030	2.80	8,240	2,750	10,990	—	17.0	88.61
	Pocahontas 4	1,605	2.97	8,300	3,830	12,130	—	26.6	94.90
	Pocahontas 3	710	2.77	3,780	—	3,780	—	17.0	88.61
		46,195		259,035	6,765	265,800

Berwind Complex	Total	96,842		486,400	47,590	533,990	4,495

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Notes:

•

Mineral Resources reported above are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves. Mineral Resources reported here are exclusive of Mineral Reserves.

•

Resource economic mineability based on underground minable resources with 2.0 feet minimum seam thickness, surface and highwall mines with 1.0 feet minimum seam thickness, surface and contour mining with a cutoff stripping ratio of 20:1, producing primarily metallurgical mid and low volatile coal product realizing an average sales price of $142 per ton at a cash cost of $77 per clean ton (FOB Mine)

•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding

The conversion of resources to reserves at the Berwind Complex considers the design of a mine plan accommodating the planned mining equipment and executed in accordance with the MSHA rules and regulations, projected dilution and loss of product coal quality, projected coal sales prices, operating costs, and mineral control to determine if the saleable coal product will be economically mineable.

The coal reserves representing the economically viable tonnage controlled by Ramaco, and estimated in accordance with Regulation S-K Item 1302(e), is summarized in Table 1.5-2 as follows:

Table 1.5-2 Recoverable Coal Reserve Tonnage and Quality Estimate,

as of December 31, 2021

							Coal Quality (Dry Basis)
							Raw
			Average Coal	Clean Recoverable Tons (000)				Relative
	Product	Area	Thickness	Reserves			Ash	Density
Area / Mine / Seam	Quality	(Acres)	(Feet)	Proven	Probable	Total	(%)	(Lbs/CF)
Berwind
Pocahontas No. 1 Deep
Pocahontas 4 Rider	Low Vol	2,905	0.85	1,705	—	1,705	25.04	93.63
Pocahontas 4	Low Vol	2,905	3.39	7,590	25	7,615	23.02	92.35
Triad Pocahontas 4 Deep Mine
Pocahontas 4	Low Vol	35	4.03	90	—	90
		5,845		9,385	25	9,410

Big Creek
Surface and Highwall Mine
Jawbone	Mid Vol	20	1.27	30	—	30	8.19	89.50
Tiller	Mid Vol	175	2.61	420	—	420	19.09	89.75
Jawbone Deep Mine
Jawbone	Mid Vol	400	2.95	670	—	670	10.91	93.39
		595		1,120		1,120

Berwind Complex Grand Total		6,440		10,505	25	10,530

Notes:

•

Clean recoverable reserve tonnage based on underground mining recovery of 50 to 80 percent (contingent upon retreat mining capability), 90 percent for surface mining, 40 percent for highwall mining, theoretical preparation plant yield, and a 95 percent preparation plant efficiency

•	Mineral Reserves estimated based on predominately low and mid volatile metallurgical coal product at an average sales price of $142 per ton and cash cost of $77 per clean ton (FOB Mine)
•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding
•	Mineral Reserves are reported exclusive of Mineral Resources

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.6ECONOMIC EVALUATION

WEIR prepared a Preliminary Feasibility Study financial model in order to assess the economic viability of the Berwind Complex LOM Plan. Specifically, plans were evaluated using discounted cash flow analysis, incorporating annual revenue projections for the Berwind LOM Plan. Cash outflows such as capital, including preproduction costs, sustaining capital, operating costs, transportation costs, royalties, and taxes are subtracted from cash inflows, resulting in annual cash flow projections. No adjustments are made for inflation and all cash flows are in 2021 United States dollars.  WEIR’s study was conducted on an un-levered basis, excluding costs associated with any debt servicing requirements. In its assessment of the Discounted Cash Flow Net Present Value (DCF-NPV), WEIR utilized a discount rate of 10 percent.

The Preliminary Feasibility Study financial model developed for use in this TRS was meant to evaluate the prospects of economic extraction of coal within the Berwind Complex resource area. This economic evaluation is not meant to represent a project valuation. Furthermore, optimization of the LOM Plan was outside of the scope of this engagement.

The results of WEIR’s Preliminary Feasibility Study demonstrated an after-tax DCF-NPV of $152.4 million for the Berwind Complex LOM Plan. Key operational statistics for the LOM Plan, on an after-tax basis, are summarized in Table 1.6-1 as follows:

Table 1.6-1 Key Operating Statistics

LOM Plan
ROM Tons Produced (000s)	23,397
Clean Tons Produced (000s)	10,461
Preparation Plant Yield (%)	44.7
Marketable Tons Sold (000s)	10,445

($ Per Ton)
Coal Sales Realization	142.33

Direct Cash Costs	76.79
Non-cash Costs	5.33
Total Cost of Sales	82.13

Profit / (Loss)	60.21

EBITDA	65.54

CAPEX	11.88

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

A sensitivity analysis was undertaken to examine the influence of changes to coal sales prices, production, operating cost, capital expenditures, and the discount rate on the base case after-tax NPV. The sensitivity analysis range (+/- 25 percent) was designed to capture the bounds of reasonable variability for each element analyzed.

The Berwind Complex NPV is most sensitive to changes in coal sales prices and operating costs. It is less sensitive to changes in production and least sensitive to changes in discount rate and capital expenditures.

1.7ENVIRONMENTAL STUDIES AND PERMITTING REQUIREMENTS

As part of the permitting process required by the Virginia Department of Energy (VDE) and West Virginia Department of Environmental Protection (WVDEP), numerous baseline studies or impact assessments were undertaken by Ramaco. These baseline studies or impact assessments included in the permit are summarized as follows, with pertinent text from the permit replicated below:

•	Groundwater Inventory and Baseline Quality
•	Surface Water Baseline Quality and Quantity
•	Surface Water Runoff Analysis
•	Probable Hydrologic Consequences

Based on water samples from adjacent mining and the baseline surface water sampling, acid or toxic mine drainage is not expected or anticipated. All of the Ramaco existing and proposed mines are well above any significantly producing aquifers.  Probable Hydrologic Consequence (PHC) studies showed no significant ground or surface water resource is likely to be contaminated, diminished, or interrupted, providing that the approved drainage control and revegetation plans are adhered to throughout existing and planned mining activities.

Coal mines in West Virginia are required to file applications for and receive approval of mining permits issued by the WVDEP to conduct surface disturbance and mining activities.  Similar filings are required in Virginia through the VDE.  The Berwind Complex has been issued mining permits and associated NPDES permits by the WVDEP and the VDE as shown in Table 1.7.-1 as follows:

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 1.7-1 Berwind Complex Mining and NPDES Permits

			Permitted
	Permit		Surface Area		NPDES
Property Description	Number	State	(Acres)	Issue Date	Permit No.
Berwind Deep Mine No. 1	U-3008-16	WV	30.29	6/26/2017	WV1028952
Berwind Deep Mine No. 1	1202294	VA	0.00	5/20/2019	NA
Berwind Poca 6 Seam Deep Mine	U-5007-21	WV	6.70	Pending	Pending
Big Creek Surface Mine	1102335	VA	447.63	1/22/2020	0082335
Capital No. 3/ Tiller No. 1 Deep Mine	1402231	VA	42.61	5/22/2017	0082231
Dry Fork Deep Mine	U-4004-11	WV	7.12	11/20/2012	WV1024281
Dry Fork Deep Mine	Pending	VA	0.00	Pending	WV1024281
Fork Ridge (Tiller) Deep Mine	1202204	VA	20.57	2/15/2017	0082204
Hess Creek Surface Mine	1702202	VA	75.95	2/14/2017	0082202
Kennedy Surface Mine	1402215	VA	106.81	4/3/2017	0082215
Knox Creek Preparation Plant	1302184	VA	41.94	12/2/2017	0082184
Knox Creek Refuse Disposal Area	1302232	VA	322.71	11/23/2018	0082232
Mudlick Surface Mine	1102334	VA	26.25	7/7/2020	0082234
Squire Jim Deep Mine No. 1	U-3004-18	WV	8.83	8/31/2020	WV1029088
Triad Pocahontas 4 Deep Mine	U-5004-19	WV	6.12	3/2/2020	WV1028952
Triad Pocahontas 6 Deep Mine	U-5007-21	WV	6.70	Pending	WV1028952
Vansant No. 1 Deep Mine	U-4010-94	WV	14.20	12/7/1994	WV1016113
Vansant No. 2 Deep Mine	U-4013-94	WV	15.72	12/19/1994	WV1016113
Vica Deep Mine	U-0011-85	WV	2.34	2/25/1985	WV1005685
Vica Deep Mine	1202149	VA	0.00	Pending	NA
Total			1,182.49

As of December 31, 2021, Ramaco estimated a reclamation liability of $10.0 million for its disturbed permit acreage, which is covered with a total bond amount of $11.3 million.

Ramaco currently employs approximately 144 personnel at the Berwind Complex and is projected to have maximum employment of 308 personnel through its Berwind Complex LOM Plan. The Berwind Complex also creates substantial economic value with its third-party service and supply providers, utilities, and through payment of taxes and fees to local, state and federal governments.

Ramaco’s environmental citations issued by the WVDEP and VDE are typical of similar citations issued to other operators in southern West Virginia and Southwestern Virginia. Most of these violations or citations were quickly abated and none were significant in nature.

Based on WEIR’s review of Ramaco’s plans for environmental compliance, permit compliance and conditions, and dealings with local individuals and groups, Ramaco’s efforts are adequate and reasonable in order to obtain necessary approvals relative to its mine plans.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.8CONCLUSIONS AND RECOMMENDATIONS

Ramaco has a long operating history of resource exploration, mine development, and mining operations at the Berwind Complex, with extensive exploration data including drillholes, in-mine seam thickness and elevation measurements, and in-mine channel samples supporting the determination of mineral resource and reserve estimates, and economic viability.  The data has been reviewed and analyzed by WEIR and determined to be adequate in quantity and reliability to support the coal resource and coal reserve estimates in this TRS.

Ramaco has full mineral control through current leases for all existing and planned mines included in the Berwind Complex LOM plan.  There are no uncontrolled areas.

The coal resource and coal reserve estimates and supporting Preliminary Feasibility Study were prepared in accordance with Regulation S-K 1300 requirements. There are 535 million in-place tons of measured and indicated coal resources, exclusive of reserves, and 10.5 million clean recoverable tons of underground mineable reserves within the Berwind Complex, as of December 31, 2021.  Reasonable prospects for economic extraction were established through the development of a Preliminary Feasibility Study relative to the Berwind Complex LOM Plan, considering historical mining performance, historical and projected metallurgical coal sales prices, historical and projected mine operating costs, and recognizing reasonable and sufficient capital expenditures.

The ability of Ramaco, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permits and bonds, and developing and operating mines in a safe and efficient manner.  Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company.

Coal mining is carried out in an environment where not all events are predictable. While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring.  It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a coal mine will not occur.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

WEIR assessed that the risks associated with the economic mineability of the Berwind Complex were low to moderate and adds that the majority of the risks can be kept low and/or mitigated with efficient and effective mine planning and mine engineering and monitoring of the mining operations.

WEIR recommends that any future exploration work and mineral property acquisition should include what has been historically implemented related to the following:

•	Have an experienced geologist log core holes, measure core recovery, and complete sampling. Geophysically log core holes to verify seam and coal thickness and core recovery.
•	Geophysically log rotary holes to verify strata and coal thickness.
•	Continue to prepare laboratory sample analysis at 1.40 and 1.50 specific gravities to better match the preparation plant specific gravity.
•	Continue collecting in mine channel samples

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

2.0	INTRODUCTION

2.1REGISTRANT

WEIR was retained by Ramaco (Nasdaq: METC) to prepare a TRS related to Ramaco’s Berwind Complex coal holdings.

The Berwind Complex is located approximately two miles from the town of Berwind, West Virginia 80 miles south of Charleston, West Virginia; 100 miles west of Roanoke, Virginia; 60 miles northeast of Kingsport, Tennessee; and 160 miles east/southeast of Lexington, Kentucky. The Berwind Complex is located in McDowell County, West Virginia, and Buchanan, Russell, and Tazewell Counties, Virginia (see Figure 1.1-1).

2.2TERMS OF REFERENCE AND PURPOSE

This TRS was prepared specifically for Ramaco’s Berwind Complex. The reserves and resources at the Berwind Complex have been classified in accordance with SEC mining property disclosure rules under Subpart 1300 and Item 601 (96)(B)(iii) of Regulation S-K.  Unless otherwise stated, all volumes, qualities, distances, and currencies are expressed in United States customary units.

The accuracy of reserve and resource estimates are, in part, a function of the quality and quantity of available data at the time this report was prepared.  Estimates presented herein are considered reasonable, however, estimates should be accepted with the understanding that with additional data and analysis subsequent to the date of this report, the estimates may necessitate revision which may be material.  Certain information set forth in this report contains “forward-looking information”, including production, productivity, operating costs, capital expenditures, coal sales prices, and other assumptions.  These statements are not guarantees of future performance and undue reliance should not be placed on these statements. The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

For the Berwind Complex, this TRS reports both mineral reserves and resources (exclusive of reserves).  Supporting the assessment of the economic mineability of reported reserves and prospects of economically feasible extraction of reported resources, this report includes summary detail of a Preliminary Feasibility Study conducted relative to the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

WEIR’s evaluation of coal reserves and resources was conducted in accordance with Regulation S-K 1300 definitions for Mineral Resource, Mineral Reserve and Preliminary Feasibility Study as follows:

•

Mineral Resource is a concentration or occurrence of material of economic interest in or on the earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

•

Mineral Reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

•

Preliminary Feasibility Study is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a Qualified Person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.

2.3SOURCES OF INFORMATION AND DATA

The primary information used in this study was obtained from the following sources:

•

Geological data that was exclusively provided by Ramaco geology and engineering personnel. The geological data includes drillhole information such as driller’s logs, geologist’s logs, both full and partial scans of geophysical logs, survey data, coal quality laboratory certificates, and MS Excel™ (Excel) versions of drillhole survey, lithology and quality data. Additionally, WEIR was provided with in-mine seam measurement thicknesses, mine channel samples, and other base geological data.

•	Mineral and surface ownership maps, and supplemental files were provided exclusively by Ramaco.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

•	Site visits by WEIR Qualified Persons (QPs) on November 30, 2021.
•	Interviews between WEIR personnel and Ramaco personnel including
➢	Senior V.P., General Counsel and Secretary
➢	Director of Financial Reporting and Accounting
➢	Chief Operating Officer
➢	Contract Geologist
➢	V.P. of Safety
➢	V.P. of Surface Mining Operations
➢	V.P. of Underground Mining Operations
➢	Mine Managers
•	Historical production, productivity, staffing levels, operating costs, capital expenditures, and coal sales revenue provided by Ramaco.
•	Life of Mine (LOM) projections and cost models provided by Ramaco.
•	Coal processing and handling facilities plot plans and flow sheets provided by Ramaco.
•	Health, safety, and environmental issues discussed during interviews between WEIR personnel and Ramaco personnel.
•	Current mine permit information, in addition to recent permit revisions and renewals, from documents provided by Ramaco and data that is publicly available from the WVDEP and VDE.
•

Current and projected mine plans, including production, productivity, operating costs, and capital expenditures required to sustain projected levels of production for the Berwind Complex provided by Ramaco, and all data was reviewed for reasonableness by WEIR.

•	Market outlook and coal sales price projections provided by Ramaco.
•	Projected reclamation costs for mine closure activities provided by Ramaco.

A detailed list of all data received and reviewed for this study is provided in Sections 24.0 and 25.0 of this TRS.

2.4DETAILS OF THE PERSONAL INSPECTION OF THE PROPERTY

WEIR personnel visited the Berwind Complex on November 30, 2021.  While on-site, WEIR personnel conducted interviews with company and mine management relative to the following key topics:

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

•	Geology
•	Property
•	Infrastructure
•	Mine Plan, Production and Productivity
•	Preparation Plant and Coal Handling Facilities
•	Operating Costs and Capital Expenditures
•	Marketing
•	Environmental and Compliance
•	Risks and Uncertainties

Key areas inspected by WEIR personnel at the Berwind Complex included the following:

•	Mine surface operations including office, maintenance, and warehouse facilities
•	Knox Creek Preparation Plant, stockpiles, and rail loadout facilities
•	Mine operations
➢	Berwind No. 1 Pocahontas 3 and 4 Deep Mines
➢	Triad Pocahontas 4 Deep Mine
➢	Big Creek Surface and Highwall Mine
•	Refuse Disposal Facilities

Based on WEIR’s inspection of the Berwind Complex, the mines, the preparation plant, and associated facilities and equipment are well maintained and operated with regard for all state and federal rules and regulations related to mine safety and health standards.

2.5PREVIOUS TRS

This TRS is the initial TRS to be filed related to the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

3.0	PROPERTY DESCRIPTION

3.1PROPERTY LOCATION

The Berwind Complex consists of three properties as follows:

•	Berwind Property
•	Big Creek Property
•	Knox Creek Property

The town of Berwind, West Virginia is located approximately two miles northeast of the central area of the Berwind Complex. The Berwind Complex is generally located approximately 80 miles south of Charleston, West Virginia; 100 miles west of Roanoke, Virginia; 60 miles northeast of Kingsport, Tennessee; and 160 miles east/southeast of Lexington, Kentucky at 37.164522 degrees North Latitude and 81.744893 degrees West Longitude on the WGS 84 reference coordinate system.  The comprised properties are fairly remote containing scattered rural residences and some small towns.

The Berwind Complex is within the Southern West Virginia and Southwest Virginia Coal Fields of the CAPP Region of the United States (see Figure 1.1-1).  The USGS 7.5-minute quadrangle map sheets are Patterson, Keen Mountain, Honaker, Bradshaw, Jewell Ridge, Richlands, War, Amonate, Gary, and Tazewell North.

3.2PROPERTY AREA

Berwind Property

The Berwind Property consists of approximately 31,200 acres of leased coal holdings located in McDowell County, West Virginia and Buchanan and Tazewell Counties, Virginia.    Ramaco obtained their initial lease for this property in 2015 and commenced mine operations in 2017.

The Berwind Property’s surface facilities are located within the Berwind Property’s permit area, near the central area of the southern boundary of the permit.  The surface facilities include a mine office, bath house, and parking lot near the Berwind No. 1 Pocahontas 3 Deep Mine.

Currently, there are two active mines on the Berwind property:

•	Berwind No. 1 Pocahontas 4 Deep Mine
•	Triad Pocahontas 4 Deep Mine

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Ramaco started operations at the Berwind No. Pocahontas 4 Deep Mine in 2017 and the Triad Pocahontas 4 Deep Mine in 2021.  There is an additional permitted mine, the Squire Jim No. 1 Deep Mine, which as yet does not have a scheduled startup date.  There is one permitted inactive mine, the Berwind No. 1 Pocahontas 3 Deep Mine, which provides access by underground slope to the Berwind No. 1 Pocahontas 4 Deep Mine.  This mine may re-start at a date yet to be determined.

In December 2021, Ramaco completed the acquisition of property adjacent to the Berwind Property. The acquisition of the Amonate Property from Coronado Global Resources was reported to have included nearly 50 million tons of low and mid volatile reserves, several permitted mining operations, and a preparation plant. While Ramaco has immediate plans to mine reserves within the Amonate Property, as a result of the timing of the acquisition, WEIR has not completed a Regulation S-K 1300 compliant analysis of the newly acquired property.  The tonnage reported to have been acquired should not be considered a current estimate and is not included in reserve or resource tonnages within this report, nor have mining plans within the new property been considered in WEIR’s Preliminary Feasibility Study conducted for the Berwind Complex.

Big Creek Property

The Big Creek Property covers an area of approximately 10,100 acres of leased coal holdings in Buchanan and Tazewell counties, Virginia. Ramaco obtained leases for the Big Creek Property in late 2019 and commenced surface mining activities in 2021.

The Big Creek Property includes Ramaco’s Big Creek Surface and Highwall Mine which is a currently active multi-seam surface mine with associated highwall mining operations. The northern portion of the permit is a contour mining operation in the Tiller Seam with subsequent highwall mining. The southern portion of the permit involves surface area mining with the Tiller Seam as a base.  Over the permit area, small amounts of the above Jawbone Seam that are mineable are also recovered.  In the future, the Red Ash Seam may be contour and highwall mined on the far north side of the permitted area.  The Red Ash Seam mining prospects are still being evaluated.

The Big Creek Property also includes the fully planned and permitted Big Creek Jawbone 1 Deep Mine in the Jawbone No. 1 Seam just to the north of the current surface mine.  This deep mine is scheduled for a mid-2022 startup date.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Knox Creek Property

The Knox Creek Property consists primarily of three separate areas which, in total, cover approximately 62,100 acres of owned and leased coal holdings. The areas, shown in Figure 1.1-1, are the original Knox Creek Property, the Knox Creek Jewell Property, and the Knox Creek East Property. The original Knox Creek Property was obtained by Ramaco in 2016. Ramaco started mining coal on the property in 2019. The Knox Creek Jewell and Knox Creek East Properties were acquired subsequently.

The Knox Creek Property includes the Knox Creek Preparation Plant, which currently processes coal from both the Berwind and Big Creek Properties.  The Jamison Creek Refuse Disposal Area, which services the Knox Creek Preparation Plant, is located on the property adjacent to and just northeast of the plant.  The property also includes the currently idle Knox Creek Tiller Deep Mine which is currently in the Jawbone 3 Seam.  The Knox Creek Tiller Deep Mine is planned to restart at an as yet undetermined date.

Ramaco owns approximately 976 acres (1.6 percent) of mineral rights on the Knox Creek Property.  All other mineral rights are leased.  Ramaco also owns surface rights to 1,026 acres on the property, which includes the Knox Creek Preparation Plant. Ramaco holds surface leases to approximately 21,994 acres (35 percent of total at the Knox Creek Property), which includes the Jamison Creek Refuse Disposal Area that is adjacent to, and northeast of, the Knox Creek Preparation Plant.

Ramaco’s Knox Creek Property coal holdings covers a very large area that has large amounts resources in many different seams (see Section 11).  However, current mine plans and permits on the property are limited to the Knox Creek Tiller Deep Mine.

3.3PROPERTY CONTROL

Ramaco’s Berwind Property coal holdings are all leased from the Berwind Land Company (BLC), with the original lease executed in August 2015.  Big Creek involves leases from White Wolf Energy and Omega Highwall Mining LLC that were secured in late 2019. The Knox Creek Property is comprised of numerous leases from both individuals and other businesses.

Over the Berwind Complex extents, leases typically apply to specific seams, or a vertical range of seams.  Therefore, the seams involved often vary from lease to lease for specific areas across the complex.  Table 3.3-1 below shows the various property control contracts.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 3.3-1 Berwind Property Control

Area	Document Type	Quantity
Berwind	Coal Leases/Coal Subleases	5
	Mutual Cooperation Agreement	1

Big Creek	Coal Leases	2

Knox Creek	Agreements	2
	Assignments	37
	Coal Leases/Coal Subleases	72
	Deeds	113
	Easements	11
	Guarantees	1
	License	1
	Options	1

3.4MINERAL CONTROL

The Berwind Complex mineral control is detailed in Table 3.4-1 below:

Table 3.4-1 Berwind Property Mineral Control

Area	File Number	Document Type	Seams	Expiration Date (1)
Berwind
	15	Coal Lease	Poca #4, Poca #3 and Squire Jim Only	8/17/2030 Extensions of 1 year until all coal exhausted
	16	Coal Sublease	Poca #4, Poca #3 and Squire Jim Only	8/17/2025 Extensions of 5 year until all coal exhausted
	17	Mutual Cooperation Agreement		N/A
	18	Coal Lease	Poca #5 and Above	2/26/2025 With an additional 10 year term, then extensions of 1 year until all coal exhausted
	19	Coal Sublease	Same as Base Lease	11/11/2022 Extensions of 1 year until all coal exhausted
Big Creek	25	Coal Lease		9/19/2026 Extensions of 5 years until all coal exhausted
	26	Coal Lease		02/28/2026 Extensions of 5 year until all coal exhausted

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Area	File Number	Document Type	Seams	Expiration Date (1)
Knox Creek	1A	Coal Deed	Unknown	NA
	2	Deed of Lease	Jawbone	20 year term, extensions of 20 years until all coal exhausted
	3	Coal Lease		30 year term, extensions of 20 years until all coal exhausted
	4	Coal Lease	Raven, Tiller and Lower Seaboard	2 year term, extensions of 50 years until all coal exhausted
	5 through 64	Coal Deeds	Unknown	NA
	65	Coal Lease	Tiller and Above	1 year terms until all coal exhausted
	66	Coal Lease	Tiller and Above	1 year terms until all coal exhausted
	67	Coal Lease	Tiller and Above	1 year terms until all coal exhausted
	68	Coal Lease	Tiller and Above	1 year terms until all coal exhausted
	69	Coal Lease	Tiller and Above	10 year terms until all coal exhausted
	70	Coal Lease	Tiller and Above	10 year terms until all coal exhausted
	72	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	73	Coal Lease	Red Ash	1 year terms until all coal exhausted
	74	Coal Lease	Jawbone, Red Ash and Kennedy	4 year terms until all coal exhausted
	75	Coal Lease	Tiller and Above	1 year terms until all coal exhausted
	76	Coal Lease	Kennedy and Above	1 year terms until all coal exhausted
	79	Coal Lease	Tiller and Above	10 year terms until all coal exhausted
	80	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	81	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	82	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	83	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	84	Coal Lease	Tiller and Above	5 year terms shall not exceed 20 years
	85	Coal Lease	Tiller and Above	5 year terms shall not exceed 20 years
	86	Coal Lease	Tiller and Above	5 year terms shall not exceed 20 years
	87	Coal Lease	Tiller and Above	5 year terms shall not exceed 20 years
	88	Coal Lease	Tiller and Above	5 year terms shall not exceed 20 years
	89	Coal Lease	Tiller and Above	5 year terms shall not exceed 20 years
	90	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	91	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	92	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	93	Coal Deed	Unknown	NA
	94	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	95	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	96	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	97	Coal Lease	Tiller and Above	5 year terms until all coal exhausted
	99	Coal Lease	Jawbone and Tiller	5 year terms until all coal exhausted
	100	Coal Lease	Jawbone and Tiller	5 year terms until all coal exhausted
	101	Coal Lease	Jawbone and Tiller	5 year terms until all coal exhausted
	102	Coal Lease	Jawbone and Tiller	5 year terms until all coal exhausted
	103	Coal Lease	Jawbone and Tiller	5 year terms until all coal exhausted
	104	Coal Lease	Jawbone and Tiller	5 year terms until all coal exhausted
	105	Coal Lease	Jawbone and Tiller	1 year terms until all coal exhausted
	106	Coal Sublease	Jawbone and Tiller	20 year term
	109 through 117	Coal Lease	Right to surface mine	Until all surface mineable coal has been removed
	122	Coal Lease	All coal above drainage	5 year terms, up to 20 times
	124	Coal Lease	Tiller	5 year terms, up to 20 times
	127	Coal Sublease	Lower Spit of Banner	1 year terms until all coal exhausted
	128	Coal Sublease	Unknown	Terminates with 30 day notice from either party
	130	Coal Deed	Unknown	NA
	138	Coal Sublease	Kennedy	Until all mineable coal has been removed
	139	Coal Sublease	Banner	Until all mineable coal has been removed
	140	Coal Sublease	Kennedy	Until all mineable coal has been removed
	141	Coal Sublease	Upper and Lower Banner	Until all mineable coal has been removed
	143	Coal Deed	Unknown	NA
	164	Coal Sublease	Banner	Until all mineable coal has been removed
	178 through 225	Coal Deeds	Unknown	NA

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

3.5SIGNIFICANT PROPERTY ENCUMBRANCES AND PERMIT STATUS

WEIR has not discovered any significant encumbrances for any of the tracts within the Berwind Complex.

A list of Ramaco’s permits for the Berwind Complex and permit status is shown in Table 3.5-1, with a more detailed description of the permits discussed in Section 17.3.

Table 3.5-1 Permit Status

			Permitted
	Permit		Surface Area		NPDES
Property Description	Number	State	(Acres)	Issue Date	Permit No.
Berwind Deep Mine No. 1	U-3008-16	WV	30.29	6/26/2017	WV1028952
Berwind Deep Mine No. 1	1202294	VA	0.00	5/20/2019	NA
Berwind Poca 6 Seam Deep Mine	U-5007-21	WV	6.70	Pending	Pending
Big Creek Surface Mine	1102335	VA	447.63	1/22/2020	0082335
Capital No. 3/ Tiller No. 1 Deep Mine	1402231	VA	42.61	5/22/2017	0082231
Dry Fork Deep Mine	U-4004-11	WV	7.12	11/20/2012	WV1024281
Dry Fork Deep Mine	Pending	VA	0.00	Pending	WV1024281
Fork Ridge (Tiller) Deep Mine	1202204	VA	20.57	2/15/2017	0082204
Hess Creek Surface Mine	1702202	VA	75.95	2/14/2017	0082202
Kennedy Surface Mine	1402215	VA	106.81	4/3/2017	0082215
Knox Creek Preparation Plant	1302184	VA	41.94	12/2/2017	0082184
Knox Creek Refuse Disposal Area	1302232	VA	322.71	11/23/2018	0082232
Mudlick Surface Mine	1102334	VA	26.25	7/7/2020	0082234
Squire Jim Deep Mine No. 1	U-3004-18	WV	8.83	8/31/2020	WV1029088
Triad Pocahontas 4 Deep Mine	U-5004-19	WV	6.12	3/2/2020	WV1028952
Triad Pocahontas 6 Deep Mine	U-5007-21	WV	6.70	Pending	WV1028952
Vansant No. 1 Deep Mine	U-4010-94	WV	14.20	12/7/1994	WV1016113
Vansant No. 2 Deep Mine	U-4013-94	WV	15.72	12/19/1994	WV1016113
Vica Deep Mine	U-0011-85	WV	2.34	2/25/1985	WV1005685
Vica Deep Mine	1202149	VA	0.00	Pending	NA
Total			1,182.49

3.6SIGNIFICANT PROPERTY FACTORS AND RISKS

Given Ramaco’s controlled interests at the Berwind Complex, which relate to property that is mostly held by others and leased to Ramaco, WEIR assesses that there are no significant issues affecting access to the coal interests or Ramaco’s ability to execute its mine plans.

WEIR did not conduct an independent verification of property control, nor has it independently surveyed the mining locations. Rather, WEIR has relied on information compiled from maps

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

and summaries of the leased properties prepared by Ramaco. WEIR did not conduct a legal title investigation relative to Ramaco’s mineral and surface rights.

3.7ROYALTY INTEREST

Ramaco, within the Berwind Complex, holds no material royalty or similar interest in property which is owned or operated by another party.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1TOPOGRAPHY, ELEVATION, AND VEGETATION

The Berwind Complex is in the southwestern part of the Appalachian Plateau Province directly north and adjacent to the Valley and Ridge Province.  It is in the Cumberland Mountain zone of the Appalachian Plateau. The terrain is mountainous, steep, and rugged with elevations ranging from approximately 1,120 feet above Mean Sea Level (MSL) along the valley bottoms to over 4,040 feet above MSL along the ridges, averaging 2,230 feet.  The landscapes are well-dissected with dendritic drainage systems. There are no major rivers in the area, however, there are numerous small creeks throughout the complex. The Dry Fork, Jacobs Fork, Indian Creek, and War Creek rivers, all tributaries of the Tug Fork River of the Ohio River watershed, traverse the complex. Topography and other features of the area are shown on Figure 7.5-1.

The Berwind Complex consists mostly of unmanaged forestland and scattered pastureland.  The forestland consists of typical trees for this area of the Appalachians, with Oak/Hickory as the dominant forest-type group and a lesser percentage of the Maple/Beech/Birch forest-type group.

The wildlife indigenous to the area is typical of the species and diversities associated with the geographical and climatic areas within which the proposed surface mine site is located. Reconnaissance of the area affected by the proposed mining determined that the following species are or have been present: Whitetail Deer, Fox Squirrels, Gray Squirrels, Ground Squirrels, Eastern Opossums, Raccoon, Rabbits, Eastern Black Bear, Wild Turkey, and numerous species of birds.   On the basis of numerous reconnaissance surveys, no endangered or threatened species of plants or animals, or habitats of such species were found to exist within or adjacent to the mine permit areas.

4.2PROPERTY ACCESS

The primary access road to the properties is US Route 460, a four-lane highway, located south of the Berwind and Big Creek properties. From US Route 460, Virginia Route 637 and connecting West Virginia Routes 9 and 11 can be used to access the Berwind Property to the north.  Similarly, the Big Creek Property can be accessed from US Route 460 to the north using Virginia Route 67.  Other highways and county roads traverse these two properties.  US Route 460 turns to the north after running south of Big Creek and continues through the middle of

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

the original Knox Creek Property.  US Route 460 passes just to the east of the Knox Creek Preparation Plant and its associated Jamison Creek Refuse Disposal Area.

The Norfolk Southern (NS) Railroad passes through and has a rail spur to each of the properties.  The NS Railroad provides rail service in the area extending from Amonate, Virginia northward through Berwind, West Virginia and from Swords Creek, Virginia eastward through Richlands, Virginia, south of the Knox Creek Property (see Figure 1.1-1).

The nearest airport is the Tri-Cities Airport (TRI), which is located in Bristol, Tennessee. The Tri-Cities Airport is approximately 90 miles from Berwind, West Virginia and the Yeager International Airport (CRW) in Charleston, West Virginia, 120 miles from Berwind, West Virginia.

The surrounding waterways are not navigable for commercial traffic. The closest barge docking area is approximately 70 miles to the north on the Kanawha River, south of Charleston, West Virginia.

4.3CLIMATE AND OPERATING SEASON

The climate associated with the Berwind Complex is classified as a humid continental, characterized by hot, humid summers and moderately cold winters. Climate conditions vary greatly in the state of West Virginia due to influence of the rugged topography.  Average high temperatures range from 82 to 87 degrees Fahrenheit in the summer, with average low temperatures ranging from 20 to 25 degrees Fahrenheit in winter. Average yearly rainfall measured in nearby Logan, West Virginia is approximately 47 inches per year, with approximately 1.6 inches occurring as snowfall.  The mines on the Berwind Complex currently operate year-round, regardless of weather conditions.

4.4INFRASTRUCTURE

Power

Electrical power for the Knox Creek Preparation Plant and mines on the Berwind Complex is provided by American Electric Power (AEP).  AEP’s average industrial price is 6.4 cents per KWH.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Water

Water for mining and coal processing operations is provided by a combination of extraction from abandoned underground mine pools and from settling ponds located on the surface.  Individual mine sites use purchased potable water. Potable water at the preparation plant is supplied by a local municipality water connection.

Personnel

The area surrounding the Berwind Complex has a long history of coal mining and attracting mining personnel with qualified skills has not been an issue for Ramaco thus far.   The Berwind Complex is projected to employ a maximum of 308 personnel over the LOM Plan. The Berwind Complex operations employed approximately 142 personnel at the end of December 2021. The hourly labor force remains non-union and no change in this labor arrangement is anticipated in the near term.

Supplies

Supplies for the mining operations are available from multiple nearby vendors that service the coal industry in the CAPP Region. There are 10 Caterpillar mining equipment dealerships located within 50 miles of the Berwind Complex. There are three Komatsu/Joy Manufacturing mining equipment dealerships within 50 miles of the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

5.0	HISTORY

5.1PREVIOUS OPERATIONS

The Berwind Complex and surrounding area has an extensive history of coal mining, primarily by underground mining methods. Detailed underground mine maps showing previous mine workings were provided by Ramaco. Other sources of maps showing previous mine workings that WEIR referenced were from the West Virginia Geological and Economic Survey, the Virginia Department of Mines Minerals and Energy, the USGS, and the MSHA. Mining within the Berwind Complex likely began in the early 1900s.  There have been many different mine operators both large and small in the region since then.

Areas of the Berwind Property have been previously surface and underground mined.  Ramaco is currently mining the Pocahontas No. 4 Seam on the Berwind Property in the Berwind No. 1 Pocahontas 4 Deep Mine.  Within the Berwind Property, mining has occurred in seams above the Pocahontas No. 4 Seam in some reserve areas, notably in the Pocahontas 11 Seam (also locally known as the War Creek or Beckley Seam).  Previously mined out areas on the property were provided to WEIR by Ramaco, however, WEIR has not verified, nor field checked these previously mined out areas.

Areas of the Big Creek Property have been previously surface and underground mined.  Ramaco is currently surface mining the Tiller Seam at the Big Creek Surface and Highwall Mine. Previous mining on this property mostly involved the Jawbone, Tiller, and Red Ash seams. Previously mined out areas on the property were provided to WEIR by Ramaco, however, WEIR has not verified, nor field checked these previously mined out areas.

Areas of the Knox Creek Property have been previously surface and underground mined.  There is currently no mining activity within the Knox Creek Property.  However, the Red Ash 2, Jawbone 3 and Jawbone 1 seams have been extensively mined on the property until recently, as a result of desirable metallurgical coal properties, seam continuity, and ease of seam access. Previously mined out areas on the property were provided by Ramaco, however, WEIR has not verified, nor field checked these previously mined out areas.

5.2PREVIOUS EXPLORATION AND DEVELOPMENT

Prior to Ramaco’s control of the property in 2011, previous exploration included 4,821 holes drilled within or in proximity to the Berwind Complex.  Previous exploration activity dates

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

back prior to 1910. A list of companies conducting exploration, number of holes drilled, total footage drilled, and approximate dates are shown in Table 5.2-1. Since property ownership has changed several times over the years, prior exploration drilling records are not fully available in original form.

Table 5.2-1 Previous Exploration

Company	Drill Holes	Drilled Footage	Year Drilled
Anker Coal Group, Inc.	57	25,087	Unknown
Consol Energy, Inc.	3,474	4,497,009	1970's-1980's
Georgia-Pacific	31	39,355	Unknown
Harmon Coal Company	1	750	Unknown
Island Creek Coal Coampany	70	114,561	Unknown
Jewell Ridge Coal Company	241	125,314	1960's-1990's
Jewell Smokeless Coal Corporation	473	221,931	1940's-2013
New River & Pocahontas Consolidated	73	50,287	1910's-Unknown
Olga Mining Company	22	17,434	Unknown
Paramont Coal Company Virginia, LLC	9	3,828	Unknown
Permac, Inc.	19	7,029	Unknown
Pocahontas Fuel Company, Inc.	25	18,649	Unknown
Republic Steel Corporation	98	47,738	Unknown
United Coal Company	126	53,973	Unknown
US Steel Corporation	1	617	Unknown
West Virginia Geological & Economic Survey	2	9	Unknown
Unknown	99	5,688	Unknown
Total	4,821	5,229,258

As can be seen in Table 5.2-1, the Berwind Complex has a rich history of coal exploration.  It should be noted that Consol Energy, Inc. has an exceptionally large number of drillholes because of their substantial participation in the natural gas industry within the Berwind Complex.

Organizing such significantly large amount of data by performing tasks such as; 1) removing drillhole duplicates (especially where companies change drillhole names to match their own naming conventions), 2) resolving multiple copies of drillholes “shared” between companies (i.e. different companies own different seams over the same area and agree to “share” drillhole data, but delete the data for their seams before sharing), 3) resolving localized seam naming differences, and 4) resolving different coordinate systems, is a significant (and on-going) task for Ramaco.  WEIR’s review of Ramaco’s current drillhole database is highly complementary based on the results of their work to date on these matters.  Based upon thorough review of Ramaco’s compilation of this historical drilling data, it is WEIR’s opinion that this historical data is reliable for use in generating an accurate geological and quality model for the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1REGIONAL, LOCAL, AND PROPERTY GEOLOGY

6.1.1Regional Geology

The upper coal seams of interest within the Berwind Complex belong to the Norton Formation in Virginia of Early Pennsylvanian Age, which is stratigraphically equivalent to the Lower Kanawha and New River formations in southwestern West Virginia. The lower coal seams of interest belong to the Pocahontas Formation of the Pottsville Group (Lower Pennsylvanian). The depositional setting for these seams is complex and thought to be upper delta plain, with subsidence controlling the sedimentation rate. The Lower Pennsylvania (Pottsville) sedimentary strata of the coal-bearing rocks of the Pocahontas Formation rest uncomformably on the Mississippian Bluestone Formation of the Mauch Chunk Group.

The Pocahontas Basin encompasses the Berwind Complex and is within the western margin of the folded and faulted Central Appalachian Basin, with deformation occurring during the Alleghany (post-Permian) Orogeny. The Dry Fork Anticline is a regionally persistent fold, which extends from Buchanan County, Virginia to Mercer County, West Virginia. The anticline passes through the center of the complex and plunges to the southwest. North of the Dry Fork Anticline, coal beds dip at approximately one degree to the northwest, while to the south, seams dip one to two degrees toward the Boissevain Fault to the south/southwest.

The coalbeds of the Norton Formation are interbedded with sandstones, shales, siltstones, and underclays. The sandstones are light gray, very fine coarse grained, thin bedded to massive, and crossbedded, and consist of 50 to 65 percent quartz, with large proportions of white-weathering feldspar, mica flakes and dark mineral grains. The shales are medium to dark, thinly laminated, and carbonaceous. Horizontally laminated or crossbedded medium light gray siltstones and medium gray clayey to silty underclays occur in thin beds throughout the formation.

6.1.2Local Geology

The coal seams of interest within the Berwind Complex are in the Southwest Virginia Coal Field and the Southern Coal Field in West Virginia.  These coal seams are known for very high calorific content (Btu/lb) and high through low-volatile metallurgical coal characteristics, with high fluidity, low ash content, and low sulfur content.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Seven faults are known to occur within the Berwind Complex: the Boissevain Fault, Middle Creek Fault, Bishop-Bradshaw Fault, Keen Mountain Fault, Pistol Gap Fault, Spur Fault, and Canebrake Fault.

The Boissevain and Middle Creek faults are northeast/southwest trending thrust faults, which pass through the southern boundary of the Knox Creek Property. The strata on the southeast side of the fault has been thrust upward, relative to the strata on the northern side, along a plane which is, in most places, inclined at approximately 45 degrees. Along much of the length of the fault, the strata have been overturned, and the fault offset is over 200 feet. The Boissevain and Middle Creek faults parallel the Richlands Fault, another large thrust fault to the south of the property, where Mississippian Age strata have been thrust above the Pennsylvanian coal-bearing formations. No mining has occurred south of the Boissevain and Middle Creek faults, within or near the complex.

The Bishop-Bradshaw Fault has been interpreted as a right lateral strike-slip fault and intersects the Dry Fork Anticline and the Middle Creek and Richlands Fault systems to the south. Coal mining has taken place along the southeastern end on both sides of the Bishop-Bradshaw Fault.

The Keen Mountain and Pistol Gap faults are northwest/southeast trending right-lateral strike slip faults. The southern side of both faults is downthrown, up to 18 feet vertically. The Spur Fault is a small fault which occurs perpendicular to, and terminates in, the Keen Mountain Fault in the northern area of the property.  Mining has occurred on both sides of these faults throughout the area, and fault crossings were common.

The Canebrake Fault is a northwest/southeast trending fault, with an offset of approximately 200 feet based on evaluation of drillhole information. The upthrown side is to the north of the fault. Underground mining in the Red Ash Seam has occurred on both sides of the fault.

6.1.3Property Geology

Berwind Property

The primary coal seams of interest on the Berwind Property, in descending stratigraphic order, are the Tiller, Pocahontas No. 4, Pocahontas No. 3 and Squire Jim. All of the coal seams of interest outcrop on the property. The Bishop-Bradshaw Fault passes through the Berwind Property.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Big Creek Property

The primary coal seams of interest on the Big Creek Property, in descending order, are the Red Ash, Jawbone 1, and Tiller.  No significant faults have been mapped on the property.

Knox Creek Property

The primary coal seams of interest on the Knox Creek Property, in descending stratigraphic order, are the Kennedy, Red Ash, Jawbone 3, and Jawbone 1 (see Figure 6.3-1, Generalized Stratigraphic Section).  However, there are several other mineable seams that occur throughout the property.  Six of the seven faults described above occur on the property.

6.2MINERAL DEPOSIT TYPE AND GEOLOGICAL MODEL

The Berwind Complex resource area is a relatively flat lying, sedimentary deposit of Pennsylvanian Age.   The 34 coal seams in the Pocahontas Formation and the overlying Norton Formation account for approximately 3,000 feet of geologic section.  For internal planning, Ramaco models these seams from exploration results using the SurvCad® mine planning software package, completing model updates after each phase of exploration drilling.  WEIR modeled the reserves and resources using Datamine MineScape® Stratmodel geological modeling software. Exploration consists of core drilling for all the mineable seams, which is performed each year in advance of mining, to refine the resource boundary and to define limits of the mine plans. The WEIR geological model is discussed in more detail in Section 9.1.

6.3STRATIGRAPHIC COLUMN AND CROSS SECTION

Figure 6.3-1 shows the stratigraphic column for the Berwind Complex. Cross sections related to the Berwind Complex can be found on Figure 6.3-2. For more detail on these sections, please see Exhibit 6.3-2.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 6.3-1 Berwind Stratigraphic Column

Pennsylvanian Age
Norton, Lee, and Pocahontas Formations (Virginia) Kanahwha, New River, and Pocahontas Formations (West Virginia)
Hagy (Glenalum Tunnel)
Upper Splash Dam
Middle Splash Dam
Lower Splash Dam
Upper Banner Rider (Gilbert)
Upper Banner 2
Upper Banner 1
Lower Banner Rider
Lower Banner 2
Lower Banner 1 (Big Fork)
Kennedy Rider
Kennedy 2 (Douglas)
Kennedy 1
Ally 2
Ally 1
Red Ash 3
Red Ash 2 (Raven, Lower Douglas, Jewell Ridge)
Red Ash 1
Jawbone 3 (Jawbone Rider, Iaeger)
Jawbone 2
Jawbone 1 (Tiller, Lower Iaeger)
Tiller 22
Tiller 12
Tiller 12 Leader
Castle
Lower Castle
Upper Seaboard 3
Upper Seaboard 2
Greasy Creek 3
Greasy Creek 2 (Castle)
Greasy Creek 1
Lower Seaboard 4 & 3 (Sewell B & A, respectively)
Lower Seaboard 2 (Sewell)
Lower Seaboard 1
Upper Horsepen 2 (Welch)
Upper Horsepen 1
Middle Horsepen 2
C2 (Little Raleigh)
114 Pocahontas 11 (War Creek, Beckley)
102 Pocahontas 10
Lower Horsepen 3
Lower Horsepen 1 (Fire Creek)
Pocahontas No. 9-3
Pocahontas No. 9-2
Pocahontas No. 8-1
Pocahontas No. 7-3
Pocahontas No. 7-2
Pocahontas No. 6-3
Pocahontas No. 6-2
Pocahontas No. 5-3
Pocahontas No. 5-2
Pocahontas No. 5-1
Pocahontas No. 4-3
Pocahontas No. 4-2
Pocahontas No. 4-1
Pocahontas No. 3-3
Pocahontas No. 3-2
Pocahontas No. 3-1
Squire Jim 3
Squire Jim 2
Squire Jim Leader

Generalized Stratigraphic Section

Prepared For

Ramaco Resources, Inc.

WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants

Job 6303 February 2022

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 6.3-2 Berwind Cross Section SW to NE

SECTION B-B’

SECTION A-A’

Stratigraphic Sections

Prepared For

Ramaco Resources, Inc.

WEIR
Weir International, Inc.
Mining, Geology, and Energy Consultants

Job 6303

February 2022

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.0	EXPLORATION

7.1NON-DRILLING EXPLORATION

Drilling has served as the primary form of exploration within the Berwind Complex.  In addition to exploration drillholes, seam outcrop measurements, in-mine measurements, and survey points taken from mine maps of previous operations were considered.  A total of 194 seam outcrop measurements, 360 mine measurements, and 886 survey points were implemented in modeling the deposit.  Data from degasification, coal bed methane, and water wells were also incorporated in the geological model, including a total of 1,458 drillholes.

7.2DRILLING

Ramaco’s exploration activities involve rotary and continuous core drilling performed by competent contract drilling companies.  In addition to providing information about the coal seams present, the exploration drilling also provides core samples of roof strata and floor strata for geotechnical evaluation which is stored and evaluated as needed. The geologist’s drilling logs are checked against the geophysical logs for thickness accuracy and to confirm core recovery. Drillholes with core recovery of less than 90 percent are noted and subsequently reviewed in consideration for re-drilling.  The successful acquisition of accurate geophysical logs for holes with poor core recovery play an important role in the decision to re-drill, since improvements in lithology recognition in geophysical logging has significantly improved over the years.

Once recovered, all core samples are boxed, photographed, and stored.  Coal seam core samples are sent to laboratories for quality analyses.  Caliper, density, gamma, and resistivity downhole geophysical logs are completed as drill site and hole conditions allow.  Each drillhole collar location is surveyed using RTK GPS equipment to obtain accurate coordinates for subsequent modeling efforts.

Table 7.2-1 summarizes data for Ramaco’s drilling programs.

Table 7.2-1 Drilling Programs

				Hole Type				Number of Holes with Base Data
		Total				Drill		Downhole			Lab
		Number of				Hole	Geophysical	Deviation	Geologist's	Driller's	Analyis
Drilling Series	Program Dates	Drill Holes	Drilled Footage	Rotary	Core	Header	Logs	Log	Log	Log	Certificates
BL Series	2015-2021	67	46,378	28	39	67	66	—	37	28	17
KC Series	1998-2018	37	14,725	5	32	37	31	—	8	32	11
		104	61,103	33	71	104	97		45	60	28

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Referring to the drilling programs outlined in Table 7.2-1, the BL (Berwind) and KC (Knox Creek) series of drillholes are mainly intended as in-fill drilling on the complex. Quality control procedures followed by Ramaco geologists are clearly defined.  Ramaco’s field geologists take specified steps to protect sample integrity and to ensure core samples are always under Ramaco geologist’s control.  These steps include the following:

•	Field geologist to be on site whenever drilling is occurring
•	Geologist’s log to be created for each drillhole
•	Each drillhole to be logged using geophysical methods if physically possible
•	Geologist to compare field geologist’s logs to the e-log data
•	Geologist to compare the core samples against both field geologist’s logs and e-logs to confirm coal thickness
•	All immediate roof, coal and immediate floor core are to be boxed and photographed
•	Quality sample sheets to be filled out, provided to a supervisor for approval and shipped to the laboratory
•	Once core samples have been analyzed, field geologists to scrutinize the resulting quality data for accuracy

WEIR did not have direct involvement with the planning, implementation, or supervision of Ramaco’s drilling programs. However, having reviewed the details of Ramaco’s drilling programs, WEIR finds the results to be consistent with industry standards and appropriate for use in the estimation of reserves and resources.

WEIR did not observe core samples in person, however, Ramaco provided photos of core logs for 19 drillholes.  In review of these photos, WEIR found the cores to be representative of the data reported for each drillhole.

7.3HYDROGEOLOGICAL DATA

Hydrological data is generally obtained from existing wells and surface water monitoring locations in proximity to Ramaco’s existing and planned operations.  No additional exploration is performed specifically for the purposes of hydrological study. See Section 13.1.2, Hydrogeological Model, for more detail.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.4GEOTECHNICAL DATA

Ramaco does not specifically gather geotechnical data at its existing or planned operations at the Berwind Complex.  See Section 13.1.1, Geotechnical Model, for more detail.

7.5SITE MAP AND DRILLHOLE LOCATIONS

A map showing the location of all drillholes on the Berwind Complex is provided on Figure 7.5-1.  Mine measurements are excluded from this figure to assist with legibility.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 7.5-1 Drillhole Locations

Berwind Complex
Triad Pocahontas 4
Deep Mine
Berwind No. 1 Pocahontas 4
Deep Mine
Big Creek Jawbone 1
Deep Mine
Big Creek Surface
and Highwall Mine
Knox Creek Tiller
Deep Mine
Knox Creek
Preparation Plant
West Virginia
Virginia
McDowell
County
Buchanan
County
Tazewell
County
Russell
County
Paynesville
Premier
McDowell
Blackey
Hurley
Slate
Compton
Mountain
Keen Mountain
Oakwood
Berwind
Squire
Bandy
Gap Store
Richlands
Cedar Bluff
Pounding
Claypool Hill
Kents Ridge
Honaker
Jaeger
646
83
0 1 2 4 6
Miles
N

Figure 7.5-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan, Russell, and
Tazewell Counties, Virginia

Drillhole Location Map

Prepared For
Ramaco Resources, Inc.

WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants

February 7, 2022	Page 37

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.6OTHER RELEVANT DRILLING DATA

Ramaco generally uses one of several local drilling companies based on availability and pricing.  Downhole geophysical logging is performed by Marshall Miller & Associates located in Bluefield, Virginia.  Coal quality analyses are currently performed by Precision Testing Laboratory, Inc. (Precision) located in Beckley, West Virginia.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1SAMPLE PREPARATION METHODS AND QUALITY CONTROL

Relative to the drilling overseen by Ramaco, once the target coal seam has been drilled the coal core is stored in plastic lined wooden core boxes. The core is photographed, and the coal seam is measured and described by the geologist. The geologist’s seam thickness measurements are cross checked against geophysical logs for thickness accuracy and to confirm core recovery.

8.2	LABORATORY SAMPLE PREPARATION, ASSAYING, AND ANALYTICAL PROCEDURES

8.2.1SGS North America Inc.

Ramaco used SGS North America Inc. (SGS) located in Sophia, West Virginia as its primary laboratory for coal analyses, prior to 2016.  Typically, once quality samples were bagged and labeled at the mine, the samples were delivered to SGS for quality analyses.  The samples were first prepared by crushing, splitting, and sizing.  The analyses performed included Proximate, Washability, Ash Fusion, Ultimate, Ash Mineral, Dilatometer, Plastometer, Trace Elements, and Petrographics.  SGS is certified by the ANSI National Accreditation Board.  SGS performs all of the coal analyses to ASTM standards.

8.2.2Precision Testing Laboratory, Inc

Ramaco has utilized Precision Testing Laboratory, Inc. (Precision) located in Beckley, West Virginia beginning in 2016. Also certified by the ANSI National Accreditation Board, Precision performs all the coal analyses to ASTM standards.  Once quality samples are bagged and labeled at the mine, the samples are delivered to Precision for quality analyses. The samples are first prepared by crushing, splitting, and sizing.  The analyses performed included Proximate, Washability, Ash Fusion, Ultimate, Ash Mineral, Dilatometer, Plastometer, Trace Elements, and Petrographics.

8.2.3Other Laboratories

As outlined in Section 5.2, WEIR relied upon drillhole data from prior property owners.   The quality data from other laboratories appears to be valid and appropriate to include in this study based upon available documentation and consistency of the data between the different sources.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

8.3QUALITY CONTROL PROCEDURES AND QUALITY ASSURANCE

As ANSI certified laboratories, both SGS and Precision have in-house quality control and assurance procedures.  Both are a well-known and respected providers of coal quality analysis services.

8.4	SAMPLE PREPARATION, SECURITY, AND ANALYTICAL PROCEDURES ADEQUACY

Once in possession of the samples, Precision’s standard sample preparation and security procedures are followed. After the sample has been tested, reviewed, and accepted, the disposal of the sample is done in accordance with local, state and EPA approved methods.

WEIR has determined the sample preparation, security and analysis procedures used for the Berwind Complex’s drillhole samples meet current coal industry standards and practices for quality testing, with laboratory results suitable to use for geological modeling, mineral resource estimation and economic evaluation.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

9.0	DATA VERIFICATION

9.1DATA VERIFICATION PROCEDURES

Ramaco provided WEIR copies of all available drilling records for the Berwind Complex, which included Excel spreadsheets, driller’s log, field geologist’s logs, core photographs, quality results sheets from the coal quality laboratories, mine measurement tables, as well as drawing files or PDFs of the e-logs. Each hole in the database was individually checked by WEIR against a copy of the driller’s and/or geologist’s log to confirm data accuracy.

Geological reviews performed by WEIR included:

•	Drillhole lithology database comparison to geophysical logs
•	Drillhole coal quality database comparison to quality certificates

After completing the precursory verifications and validations described above, the drillhole data was loaded into Datamine’s MineScape® Stratmodel, a geological modeling software.  MineScape provides robust error checking features during the initial data load, which include confirmations of seam continuity, total depth versus hole header file data, interval overlap, and quality sample continuity with coal seams.  Once the drillhole data was loaded, a stratigraphic model was created.

Several further verifications were then possible, which included:

•	Creating cross sections through the model to visually inspect if anomalies occur due to miscorrelation of seams
•	Creating structural and quality contour plots to visually check for other anomalies due to faulty seam elevations or quality data entry mistakes in the drillhole database

Typical errors which may impact reserve and resource estimates relate to discrepancies in original data entry. These errors may include:

•	Incorrect drillhole coordinates (including elevation)
•	Mislabeled drillhole lithology
•	Unnoticed erroneous quality analyses where duplicate analyses were not requested
•	Excessive drillhole core loss

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

WEIR conducted a detailed independent geological evaluation of data provided by Ramaco to identify and correct errors of the nature listed above.  Where errors are identified and cannot be successfully resolved, it is WEIR’s policy to exclude that data from the geological model.  Based on WEIR’s geological evaluation of data provided, 81 drillholes were excluded from the drillhole database due to various reasons.

9.2DATA VERIFICATION LIMITATIONS

Limitations of data verification included incomplete or missing records for some drillholes. The primary reason for this situation is incomplete data transfers upon change in property ownership.  Based on its modeling results, WEIR found drillholes with incomplete data to be consistent with the deposit and appropriate to include in WEIR’s geological model.

9.3ADEQUACY OF DATA

It is WEIR’s opinion that the adequacy of sample preparation, security, and analytical procedures for holes and procedures that were drilled by Ramaco after acquiring the property is acceptable and that these methods meet typical industry standards. Ramaco employs detailed process and procedures, described in Section 8.4, that are followed each time a core hole is to be sampled.  The Ramaco geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling.  Ramaco coal quality analyses are performed by SGS to ASTM standards, as detailed in Section 8.0.

The adequacy of sample preparation, security, and analytical procedures are generally unknown for drillholes that were drilled prior to Ramaco acquiring the initial leases in 2016.  However, the geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling.  It is unknown if all coal quality analyses were performed to ASTM standards by qualified laboratories, as detailed in Section 8.0, however, this legacy drillhole information was included as the samples matched the coal seam intervals and reported quality data that was consistent between the different data sources.  Model verifications further support WEIR’s high level of confidence that a representative, valid, and accurate drillhole database and geological model have been generated for the Berwind Complex that can be relied upon to accurately estimate coal resources and reserves.

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10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1MINERAL PROCESSING TESTING AND ANALYTICAL PROCEDURES

Daily sampling is performed by SGS on samples obtained from various conveyor and stockpile locations prior to shipping clean coal products. Proximate and oxidation analyses are performed on the samples.  Train and sublot samples include all petrographic and rheology analyses for each individual customer specification.

These results help ensure both proper preparation plant operation and coal product classification. Coal tonnages for raw and post-processed products are estimated using standard belt scales, which are calibrated monthly against the end of month survey data summary reports.

Efficiency testing is performed on all critical preparation plant circuitry on an on-going basis to help ensure proper coal and non-coal separations are occurring throughout the preparation plant processing operation. This performance testing is extensive and involves measuring flow rates, pressures, moistures, reagent application rates, size fractions, specific gravity, and coal quality at specific locations from raw feed through clean coal products and tailings.

10.2MINERALIZATION SAMPLE REPRESENTATION

Coal deposits originate in flat, low-lying ground within deltas, alluvial plains, and coastal systems, and as such are a relatively homogeneous, sedimentary mineral occurrence. The deposit within the Berwind Complex area exhibits homogeneous characteristics and does not show any substantial variations in mineralization types or styles that would adversely affect processing of the coal.  Sample data are well representative of the deposit as a whole.

10.3ANALYTICAL LABORATORIES

Coal sample analyses performed by Precision are described in Section 8.2.1.  Preparation plant circuitry performance is maintained by plant staff through the plant monitoring systems.  SGS performs daily analysis on the collected clean coal samples from automated samplers and any raw coal samples collected. Typical analysis on daily runs is proximate analysis only plus oxidation. Train and sublot samples with petrographics and rheology are performed per individual customer specifications.

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10.4RELEVANT RESULTS AND PROCESSING FACTORS

Coal recovery and resulting product qualities are primary concerns for any coal preparation plant.  A coal preparation plant’s recovery and resulting quality of its saleable products are dependent on ROM coal quality and the efficiency at which non coal impurities are removed by the preparation plant process. Tracking and adjusting throughput rates for different plant circuitry, based on ROM coal feed quality, are critical to plant efficiency and product quality. The Berwind Preparation Plant processes ROM coal at specific gravities ranging from 1.50 to 1.65 in order to produce saleable metallurgical coal products, depending on customer specifications.

Historical (2018 through 2021) and projected LOM Plan preparation plant recovery are shown on Figure 10.4-3.

Figure 10.4-1 Preparation Plant Recovery

Preparation plant recovery and saleable product quality are expected to track closely with the modeled recovery from raw coal analysis, once adjusted for out of seam dilution (OSD) mined by the surface and underground mines.

Historical preparation plant recovery from 2018 through 2021, based on plant belt scale records, is summarized in Table 10.4-1 as follows:

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Table 10.4-1 Historical Preparation Plant Recovery

	2018	2019	2020	2021
Raw tons processed	1,594,469	835,868	885,269	264,239
Clean tons processed	494,378	292,897	267,675	119,542
Plant Yield (%)	31.0	35.0	30.2	45.2

The testing procedures described above provide validation for modeled data and help to ensure coal sales specifications are met for resulting saleable coal products.  The testing also helps to maintain preparation plant efficiency at a high level so that processing costs are minimized.

10.5DATA ADEQUACY

Ramaco employs testing and analytical procedures in accordance with industry standards, which result in efficient preparation plant operations and provides the necessary quality control to meet product quality and quantity projections.  The testing performed is sufficient to support the projected preparation plant yield and saleable product quality for the LOM Plan.

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11.0	MINERAL RESOURCE ESTIMATES

The coal resources, as of December 31, 2021, are reported as in-place resources and are exclusive of reported coal reserve tons (see Section 12.0 for reserve tonnage estimates).  Resources are reported in categories of Measured, Indicated, and Inferred tonnage in accordance with Regulation S-K Item 1302(d).

In addition to the currently active and planned mines, there are numerous other resource areas within the Berwind Complex which Ramaco may plan and/or permit at a future date.

11.1KEY ASSUMPTIONS, PARAMETERS, AND METHODS

Data Sources

Planimetric data was provided by Ramaco in AutoCAD format and primarily included base map information such as rivers, drainages, roads, mine features, and property boundaries.

Ramaco provided WEIR drillhole data, which included survey, lithology, and coal quality information. This data was provided in different formats including Excel, ASCII files and PDFs. Geophysical logs, coal quality certificates, driller’s logs, geologist’s logs, downhole deviation data, and drillhole survey records were provided as scanned PDF files and AutoCAD drawing files. Data was provided for 4,925 drillholes, 4,680 holes of which are included in the geological model.

In-mine seam thickness and floor measurement from previous operations’ mine maps were provided in tabular file format. These mine measurements included 360 data points. Mine measurement data points were used to model coal seam thickness and structure but were not used as points of observations in estimating resource confidence.

Coal quality data for 621 drillholes was provided for the Berwind Complex.  Of the 621 drillholes, 555 holes were used in the quality model.  Data was provided in Excel format along with quality certificates in PDF.

Reasons for excluding drillhole quality samples in the modeling process included:

•	Poor core recovery noted in the driller’s logs.
•	Quality logs that could not be matched to a drillhole.
•	The qualities listed for the hole were not relevant to the model (for example raw Btu/lb. or sulfur were supplied, but not final product Btu/lb. or sulfur). The only relevant raw

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values used are specific gravity and raw ash.  Both are derivable from one another and have bearing on estimated in-place tons.

•	Analyses were not performed at the appropriate wash specific gravity

Geological Model

The Berwind Complex geological model was developed by using seam surface grids that were created in Datamine’s MineScape® Stratmodel (MineScape) geological modeling software.

Topography data was gridded using MineScape software and a grid cell size of 100 feet by 100 feet from the USGS on-line 3-D Elevation Project data source. The resolution of the topography data is 1/3 arc-second, which results in approximately a 30 by 30 feet data point spacing.  The gridded USGS topography contours were compared to drillhole collars.  WEIR investigated significant collar elevation discrepancies. Most differences are due to original drillhole locations being covered with burden or being subsequently mined.

The seam surfaces and thicknesses were created by loading the drilling and mine measurement data into MineScape and gridding the seam intercepts using a grid cell size of 100 feet by 100 feet.  The parameters used to create the model are defined in the MineScape modeling schema which is a specification of modeling rules that is created for the site. The MineScape interpolators that were used in this study are common in most mine planning software packages. The Planar interpolator is a triangulation method with extrapolation enabled.  Finite Element Analysis (FEM) is a widely used method for numerically solving differential equations arising in engineering and mathematical modeling. A trend surface is used in MineScape to promote conformability for the modeled seams to regional structures such as synclines, anticlines, or simply seam dip.  MineScape caters to using different interpolators for thickness, roofs and floors (surfaces), and the selected trend surface as they are all modeled separately. The interpolator used for each of these items is selected on the basis of appropriateness to the data sets involved, as well as modeling experience.  Stratigraphic Model Interpolators are shown in Table 11.1-1, as follows:

Table 11.1-1 Stratigraphic Model Interpolators

Interpolator	Parameter	Power/Order
Planar	Thickness	0
FEM	Surface	1
Planar	Trend	0

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Ninety-eight (98) coal seams (including seam splits) were modeled for the Berwind Complex.  A summary of drillhole statistics for the 19 seams found to have economic potential are shown in Table 11.1-2.

Table 11.1-2 Drillhole Statistics

				Average	Minimum		Maximum		Standard
		In Mine	Number of	Thickness	Hole	Thickness	Hole	Thickness	Deviation
CODE	Seam	Plan	Intercepts	(Feet)	Name	(Feet)	Name	(Feet)	(Feet)
UPB2	Upper Banner 2	No	163	1.26	J-328	0.08	J-542	4.32	0.85
KDY2	Kennedy 2	No	917	1.99	20	0.04	04BI113	9.50	1.25
RED3	Red Ash 3	No	788	0.91	VA-160	0.02	CBMW49A	4.30	0.76
RED2	Red Ash 2	No	1755	2.51	25	0.08	80RU-8	8.00	0.98
JWB3	Jawbone 3	Yes	2110	2.02	KC00-03	0.05	06AW114A	8.00	0.97
JWB1	Jawbone 1	Yes	2120	2.51	L053	0.05	85RU-53	11.74	1.18
TL22	Tiller 2-2	Yes	1270	1.28	96VA283	0.08	00-VA-301	7.70	0.90
TL12	Tiller 1-2	Yes	1030	1.48	VA-157	0.03	07BB48A	7.20	1.10
USB2	Upper Seaboard 2	No	944	1.66	73332	0.01	03DGL58	7.08	1.02
GCK2	Greasy Creek 2	No	1804	1.47	75KC12	0.05	07AV150	8.40	0.98
LSB2	Lower Seaboard 2	No	1849	1.68	OLGA-13	0.08	74AM57	7.75	1.10
P114	Pocahontas 11	No	2166	2.60	75AM106	0.01	GPPC-010	12.00	1.01
P102	Pocahontas 10	No	1794	1.19	75AM106	0.01	01DGTA16	6.40	0.72
LHP1	Lower Horsepen 1	No	937	1.49	VA-145	0.05	VA-57	6.33	0.83
PO92	Pocahontas 9-2	No	1160	1.97	78AM160	0.01	84AM167	16.40	1.40
PO91	Pocahontas 9-1	No	512	1.63	05DGTA64	0.10	78A224	8.30	1.40
PO42	Pocahontas 4	Yes	1289	2.24	B67	0.08	84AM171	8.55	1.94
PO32	Pocahontas 3	No	1456	2.49	05AY140	0.03	VA-206	9.25	1.86
SQJ2	Squire Jim	No	1003	1.79	95VA277	0.06	77AM132	8.95	1.37

The gridded coal seam structure and coal seam thicknesses were validated against drillhole information to ensure that the data was properly modeled.  Inconsistencies between modeled seam surfaces and surrounding drillholes were investigated and any confirmed errors in the drillhole data or model parameters were corrected.  This process was repeated until a final version of the model was developed.

Coal Quality Model

The drillhole data described previously in this report were used to create a washed coal quality model that included raw ash and raw relative density.  The washed quality model values were based on a specific gravity of 1.50.

The drillholes were verified to ensure that the seam depths used in the lithology file matched the sample depths in the quality file.  Coal quality samples were loaded into MineScape and composited against the drillhole thicknesses.  The composited values were then gridded using a grid cell size of 200 feet by 200 feet and the inverse distance weighted (squared) interpolator.  The following quality data was modeled for all seams:

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•	Raw
➢	Ash, Dry weight percent
➢	Relative Density
•	Float @ 1.50 Specific Gravity
➢	Ash, Dry weight percent
➢	Calorific Value, Dry Btu/lb
➢	Total Sulfur, Dry weight percent
➢	Volatile Matter, Dry weight percent
➢	Audibert-Arnu Maximum Dilation (ARNU), Dry percent
➢	Coal Oxidation by Light Transmittance, Dry percent
➢	Total Inerts, Dry weight percent
➢	Rank Index
➢	Composition Balance Index
➢	Gieseler Maximum Fluidity, Dry DDPM
➢	Hargrove Grindability Index
➢	Reflectance (ROMAX), Dry percent
➢	Calculated Stability Index
➢	Free Swell Index
➢	Yield, weight percent

Quality contours were generated from the grids to check outlier values.

Additional Resource Criteria and Parameters

Based on WEIR’s review and evaluation of the data and plans relative to the Berwind Complex, resource estimation criteria were applied to ensure reported mineral resource tonnage has a reasonable prospect for economic extraction.  Resource criteria and parameters for the Berwind Complex are as follows:

•	Resources were estimated as of December 31, 2021.
•	Underground areas where coal thickness did not meet a minimum thickness of 2.0 feet were excluded from the resource estimate.
•	Underground areas within 200 feet of old mine workings were excluded from resource estimates.
•	Underground areas with less than 100 feet of cover were excluded from resource estimates.
•	Surface and highwall mining areas where coal thickness did not meet a minimum thickness of 1.0 feet were excluded from the resource estimate.

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•	Surface areas, where there was no subsequent highwall mining, and where stripping ratio exceeds 20:1, were excluded from the resource estimate.
•	Tonnage outside of current LOM plans, but within existing property control, and meeting the criteria listed here, is classified as Resource tonnage and is reported exclusive of Reserve tonnage.
•

Coal density (pounds per cubic foot) is based on apparent specific gravity data from dill holes and channel samples, where available.  Otherwise, it is based on raw coal ash (dry basis) using the formula [1.25+(Ash/100)] x 62.4 pounds per cubic foot

11.2ESTIMATES OF MINERAL RESOURCES

The coal resources, as of December 31, 2021, are reported as in-place resources and are exclusive of reported coal reserve tons (see Section 12.0).  Resources are reported based on the coal resource estimate methodology described and are summarized in Table 11.2-1 as follows:

Table 11.2-1 In-Place Coal Resource Tonnage and Quality Estimate as of December 31, 2021

								Coal Quality (Dry Basis)
								Raw
			Average Coal						Relative
Mine		Area	Thickness	In-Place Resources (000 Tons)				Ash	Density
Area	Seam	(Acres)	(Feet)	Measured	Indicated	Total	Inferred	(%)	(Lbs/CF)
Berwind	Red Ash 2	2,420	3.49	15,740	—	15,740	—	8.3	86.48
	Tiller	2,210	3.83	11,230	—	11,230	—	22.4	92.68
	Greasy Creek 2	675	2.33	3,325	—	3,325	—	30.6	97.27
	Pocahontas 11	1,295	3.10	8,030	8,030	—		22.6	91.73
	Pocahontas 10	2,055	2.82	11,075	—	11,075	—	15.9	87.94
	Pocahontas 9-2	4,140	3.15	25,155	45	25,200	—	17.0	88.61
	Pocahontas 9-1	5,145	3.04	9,700	15,920	25,620	4,495	17.0	88.61
	Pocahontas 4	2,587	2.97	9,870	—	9,870	—	26.8	94.90
	Pocahontas 3	10,780	2.84	60,140	400	60,540	—	17.7	89.00
	Squire Jim	13,230	2.41	42,950	24,460	67,410	—	33.9	101.02
		44,537		197,215	40,825	238,040	4,495

Big Creek
	Red Ash 3	1,275	2.04	5,025	—	5,025	—	17.0	88.61
	Red Ash 2	1,420	2.75	7,495	—	7,495	—	4.5	87.98
	Jawbone 3	1,400	2.27	6,445	—	6,445	—	24.0	92.98
	Jawbone 1	1,520	2.82	8,665	—	8,665	—	9.5	92.98
	Tiller 1-2	495	2.67	2,520	—	2,520	—	21.7	87.36
		6,110		30,150		30,150

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								Coal Quality (Dry Basis)
								Raw
			Average Coal						Relative
Mine		Area	Thickness	In-Place Resources (000 Tons)				Ash	Density
Area	Seam	(Acres)	(Feet)	Measured	Indicated	Total	Inferred	(%)	(Lbs/CF)
Knox Creek
	Upper Banner 2	450	2.27	2,060	—	2,060	—	17.0	88.61
	Kennedy 2	1,775	2.72	9,020	—	9,020	—	3.0	85.65
	Red Ash 2	12,485	2.65	59,450	35	59,485	—	4.7	82.41
	Jawbone 3	8,420	3.13	50,260	—	50,260	—	5.4	87.43
	Jawbone 1	15,025	3.21	93,500	150	93,650	—	13.6	89.46
	Upper Seaboard 2	450	2.72	2,340	—	2,340	—	17.0	88.61
	Greasy Creek 2	290	4.29	2,640	—	2,640	—	43.0	97.93
	Lower Seaboard 2	760	2.75	4,470	—	4,470	—	30.9	98.19
	Pocahontas 11	770	4.72	7,010	—	7,010	—	17.0	88.61
	Lower Horsepen 1	1,425	2.89	7,965	—	7,965	—	17.0	88.61
	Pocahontas 9-2	2,030	2.80	8,240	2,750	10,990	—	17.0	88.61
	Pocahontas 4	1,605	2.97	8,300	3,830	12,130	—	26.6	94.90
	Pocahontas 3	710	2.77	3,780	—	3,780	—	17.0	88.61
		46,195		259,035	6,765	265,800

Berwind Complex	Total	96,842		486,400	47,590	533,990	4,495

Notes:

•

Mineral Resources reported above are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves. Mineral Resources reported here are exclusive of Mineral Reserves.

•

Resource probable economic mineability based on underground minable resources with 2.0 feet minimum seam thickness, surface and highwall mines with 1.0 feet minimum seam thickness, area mining with a cutoff stripping ratio of 20:1, and primarily metallurgical low and mid volatile coal product realizing a sales price of $142 per ton at a cash cost of $77 per clean ton (FOB Mine)

•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding

11.3	TECHNICAL AND ECONOMIC FACTORS FOR DETERMINING PROSPECTS OF ECONOMIC EXTRACTION

A Preliminary Feasibility Study was conducted to assess the prospects for economic extraction of coal within the Berwind Complex.

Ramaco’s forecasted Berwind Complex FOB mine coal sales prices are $169.46 per ton in 2022, $137.57 in 2023, $139.14 in 2024 and $139.56 thereafter through 2039. Ramaco’s sales price projections conform to published forward price curves for coal of similar quality to that of the Berwind Complex.  The sales price is further supported in Section 16.0 of this report.

Capital expenditures are discussed in further detail in Section 18.1 and are projected to average $10.92 per ton over the Berwind Complex LOM Plan, compared to actual capital expenditures of $110.46 per ton in 2018 through third quarter 2021, which included high development capital and low production for the Berwind No. 1 Mine.

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Operating cash costs are discussed in further detail in Section 18.2 and are projected to average $76.79 per ton over the Berwind Complex LOM Plan, compared to actual Berwind Complex operating cost of $123.79 per ton in 2018 through third quarter 2021. The historical costs were elevated as a result of development of the thinner Pocahontas 3 Seam to access the Pocahontas No. 4 Seam at the Berwind No. 1 Pocahontas 4 Deep Mine.

Total projected capital expenditures and operating cost of $87.72 per ton and a coal sales price per ton as indicated above, provide a reasonable basis for WEIR to determine that all underground mineable coal of thickness greater than 2.0 feet, surface and highwall mineable coal with seam thickness greater than 1.0 feet, and surface and contour mineable coal with stripping ratio of approximately 20:1 or lower, has prospects of economic extraction within the Berwind Complex.

11.4MINERAL RESOURCE CLASSIFICATION

Mineral Resource estimates prepared for the Berwind Complex are based on the Regulation S-K Item 1302(d), which established definitions and guidance for mineral resources, mineral reserves, and mining studies used in the United States. The definition standards relative to resources are as follows:

Mineral Resource:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable.  It is not merely an inventory of all mineralization drilled or sampled.

•

Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may

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not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

•

Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

•

Measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a Qualified Person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Geostatistical methods were applied to drillhole and mine measurement coal thickness data for four primary seams at the Berwind Complex to develop variogram ranges (radii) used for resource classification.  Figure 11.4-1 illustrates the variogram for the Tiller No. 1 Seam, containing 649 seam thickness measurements. Table 11.4-1 shows the sample count, Measured and Indicated resource ranges determined by the variogram model, and average sample spacing in feet for the Jawbone No. 1, Pocahontas No. 4, and Tiller No.1 and No. 2 seams at the B.  Variographic ranges were similar in each seam, demonstrating seam thickness continuity over 9,000 feet in each case. Theoretical ranges estimated for Measured (to 3,000 feet) and Indicated (to 9,200 feet) resources in the analysis demonstrates the spatial continuity of mineable coal seam thickness at the Berwind Complex.

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Figure 11.4-1 Variogram Model Tiller No. 1 Seam Thickness

Semivariance
3.0
2.7
2.4
2.1
1.8
1.5
1.2
0.9
0.6
0.3
0.0
0
5000
10000
15000
20000
Distance (feet)
7612
16858
21620
24884
Measured
(Proven)
Indicated
(Probable)
Inferred
Avg. Sample Spacing = 1500 ft.
Measured Resource Range = 3050 ft.
Indicated Resource Range = 9200 ft.

Table 11.4-1 Theoretical Variogram Ranges

Variogram	Figure	Sample Count	Measured Range (ft.)	Indicated Range (ft.)
Jawbone No. 1 Seam	1	1,290	2,250	6,800

Pocahontas No. 4 Seam	2	865	7,300	22,000

Tiller No. 1 Seam	3	649	3,050	9,200

Tiller No. 2 Seam	4	702	4,800	14,500

As depicted above, variability in drillhole thickness measurements is highly correlated with the distance between individual drillholes, in particular within the theoretical ranges for Measured and Indicated tonnage. Additionally, WEIR’s generation and review of the applicable quality contours further supports the continuity of coal quality throughout the deposit. Table 11.4-2 shows overall quality parameters for the coal seams at the Berwind Complex.

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Table 11.4-2Statistics for Berwind Complex Composited Samples

Quality Parameter	Number of Samples	Total Sample Length (ft)	Minimum Value	Maximum Value	Average Value
Audibert-Arnu Maximum Dialation (%)	116	314	0	300	188
Composition Balance Index	48	135	0.51	7.63	5.38
Free Swell Index	374	1,020	3.1	9	8.6
Gieseler Maximum Fluidity (DDPM)	219	586	1	30,000	9,457
HGI	17	60	94	105	99
Inerts (%)	61	169	8.2	36.3	25.8
Raw Ash (%)	357	984	2.7	62.1	20.4
In-Place Relative Density	925	2,585	1.27	1.96	1.44
Reflectance (ROMAX, %)	112	323	1.2	1.71	1.45
Rank	48	135	0.6	7.0	4.7
Stability Index	99	289	42.0	65.0	55.7
Coal Oxidation by Light Transmittance (%)	17	60	97.0	99.0	97.7
Ash (%)	809	2,223	2.0	19.1	5.9
BTU/lb	507	1,361	12,509	15,505	14,627
Sulfur (%)	803	2,206	0.37	3.50	0.85
Volatiles (%)	721	1,983	15.5	37.4	26.2
Yield (%)	923	2,582	10.4	100.0	74.8

Note: Unless otherwise specified, analyses are on a Dry Basis for coal washed at 1.50 specific gravity

Within the Measured and Indicated ranges, WEIR has demonstrated a level of geological confidence sufficient to allow for the application of modifying factors to support detailed mine planning and evaluation of the economic viability of the deposit. Beyond the four coal seams mentioned above, there are no outlier seams being considered for resources that display anomalous behavior in comparison.  As such, classification radii utilized by WEIR in this study are as follows:

•	Measured: 0 - 3,000 feet (based on 905 observations informing estimate of coal thickness within this range)
•	Indicated: 3,000 - 9,200 feet (based on 905 observations informing estimate of coal thickness within this range)
•	Inferred: greater than 9,200 feet (based on 905 observations informing estimate of coal thickness within this range)

11.5UNCERTAINTY IN ESTIMATES OF MINERAL RESOURCES

Mining is a high risk, capital-intensive venture and each mineral deposit is unique in its geographic, social, economic, political, environmental, and geologic aspects.  At the base of any mining project is the mineral resource itself.  Potential risk factors and uncertainties in the

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geologic data serving as the basis for deposit volume and quality estimations are significant considerations when assessing the potential success of a mining project.

Geological confidence may be considered in the framework of both the natural variability of the mineral occurrence and the uncertainty in the estimation process and data behind it.  The mode of mineralization, mineral assemblage, geologic structure, and homogeneity naturally vary for each deposit.  Structured variability like cyclic depositional patterns in sedimentary rock can be delineated mathematically with solutions like trend surface analysis or variography. Unstructured variability, in the distribution of igneous rock composition, for example, is more random and less predictable.

The reliability of mineral resource estimation is related to uncertainties introduced at different phases of exploration. Resources meeting criteria for Measured, Indicated, and Inferred categories are determined by the quality of modeled input data, both raw and interpreted.  An exploration program comprises several stages of progressive data collection, analysis, and estimation, including:

⦁ Geological data collection

⦁ Geotechnical data collection

⦁ Sampling and assaying procedures

⦁ Bulk density determination

⦁ Geological interpretation and modeling

⦁ Volume and quality estimation

⦁ Validation

⦁ Resource classification and estimation

Error may be introduced at any phase.  Data acquisition and methodologies should be properly documented and subject to regular quality control and assurance protocols at all stages, from field acquisition through resource estimation.  Managing uncertainty requires frequent review of process standards, conformance, correctional action, and continuous improvement planning.  Risk can be minimized with consistent exploration practices that provide transparent, backwards traceable results that ultimately deliver admissible resource estimates for tonnage and quality.

As discussed in Sections 8.0, 9.0, and 10.0, it is WEIR’s opinion that Ramaco’s methodology of data acquisition, record-keeping, and QA/QC protocols are adequate and reasonable for resource estimation at the Berwind Complex.

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In summary, WEIR has reviewed all geologic and geotechnical data inputs, collection protocols, sampling, assaying, and laboratory procedures serving as the basis for the deposit model, its interpretation, and the estimation and validation of the volume and quality of coal resources at the Berwind Complex. The spatial continuity of all seams with resource attributes at the Berwind Complex is well demonstrated by professionally developed, well maintained, quantitative and qualitative data. WEIR finds no material reason, regarding geologic uncertainty, that would prohibit acceptably accurate estimation of mineral resources.

11.6ADDITIONAL COMMODITIES OR MINERAL EQUIVALENT

There are no other commodities or minerals of interest within the Berwind Complex resource area other than the coal deposit discussed in this TRS.

11.7RISK AND MODIFYING FACTORS

The existing and planned underground mines in the complex are above drainage and relatively dry, which decreases risk for bad floor conditions from the presence of underclays.  Similar drainage conditions are present at the Big Creek Surface and Highwall Mine, resulting in favorable surface mining conditions, as Ramaco has so experienced thus far.

The consistency of the seams within the complex and good exploration drilling coverage combine to reduce geological risks at the complex.  This also relates to product quality risks, which WEIR sees as low for the same reasons.  The appearance and disappearance of partings within mined benches is expected and is difficult to accurately map without extensive drilling.  However, these partings are of little consequence to the final product, apart from the marginal additional processing costs involved at the preparation plant for non-coal partings removal.

A large percentage (approximately 97 percent) of currently planned coal leases have been secured by Ramaco at the Berwind Complex and WEIR finds no high risks associated with them.   Resources that exist in currently unplanned areas are well situated for potential mining as the total size of the uncontrolled areas are not significant in comparison to the total potential mining areas.

Risk is also associated with volatility of coal market prices. Significant variations in operating costs, capital expenditures, productivity, and coal sales prices could impact the economic mineability of the Berwind Complex.

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Unforeseen changes in legislation and new industry developments could alter the performance of Ramaco by impacting coal consumer demand, regulation and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases. The emphasis on reducing emissions, however, is more of a concern for mines producing a thermal coal product, as opposed to the metallurgical coal produced from the Berwind Complex.

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12.0	MINERAL RESERVE ESTIMATES

12.1KEY ASSUMPTIONS, PARAMETERS, AND METHODS

The conversion of resources to reserves at the Berwind Complex considers the effects of projected dilution and associated loss of product coal quality, projected coal sales prices, operating costs, regulatory compliance requirements, and mineral control.  These factors all determine if the saleable coal product will be economically mineable.  The design of executable mine plans that accommodate the planned mining equipment and facilities and provide a safe work environment is also considered.

For Ramaco’s underground room and pillar operations, it should be noted that retreat mining will be implemented in most of the existing and planned underground operations within the complex. This will result in over 80 percent mining recovery of coal and will necessitate planned subsidence, all of which are addressed in the respective mining permits.

The Berwind Complex mine layouts have several key variables that will largely impact coal recovery. Pillar and panel dimensions are based on minimum, maximum, and optimal equipment operating parameters, as well as geotechnical considerations relative to the safety of the mining operations and subsidence predictions.

Based on a mine’s historical performance and projected mineral continuity, the mine design is the primary consideration, apart from mineral resource classification, whereupon resources are converted to reserves at the Berwind Complex.

Based on WEIR’s review and evaluation of the Berwind Complex LOM plans, the justification for conversion of resources to reserves was based on specific criteria.  In addition to the criteria stated in Section 11.0 for resources, the following criteria were used to estimate reserves for the Berwind Complex:

•	Reserves were estimated as of December 31, 2021.
•	Underground mining recovery of 50 to 80 percent (dependent on whether retreat mining can be performed), surface mining recovery of 90 percent, and highwall mining recovery of 40 percent were assumed.
•	A minimum of two inches of out of seam dilution is included in the ROM underground tonnage estimates, except in areas where the total seam thickness is greater than the maximum mining height.

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•	A highwall mining maximum penetration depth of 800 feet, and a minimum of 400 feet was assumed.
•

The point of reference for reserve estimates is post preparation plant processing and recoverable tons were adjusted for a theoretical preparation plant yield based on drillhole and channel sample analyses washed at a 1.50 specific gravity.

•

A conservative preparation plant efficiency factor of 95.0 percent was applied to reflect actual performance of the preparation plant, compared to theoretical laboratory results at a 1.50 specific gravity.

•	The estimate of reserve tons includes areas that are exclusively within the current Berwind Complex LOM plans.

12.2ESTIMATES OF MINERAL RESERVES

The coal reserves that represent the economically viable tonnage controlled by Ramaco at the Berwind Complex, based on the coal reserve estimate methodology described, are shown in Table 12.1-3 as follows:

Table 12.1-3 Recoverable Coal Reserve Tonnage and Quality Estimate as of December 31, 2021

							Coal Quality (Dry Basis)
							Raw
			Average Coal	Clean Recoverable Tons (000)				Relative
	Product	Area	Thickness	Reserves			Ash	Density
Area / Mine / Seam	Quality	(Acres)	(Feet)	Proven	Probable	Total	(%)	(Lbs/CF)
Berwind
Pocahontas No. 1 Deep
Pocahontas 4 Rider	Low Vol	2,905	0.85	1,705	—	1,705	25.04	93.63
Pocahontas 4	Low Vol	2,905	3.39	7,590	25	7,615	23.02	92.35
Triad Pocahontas 4 Deep Mine
Pocahontas 4	Low Vol	35	4.03	90	—	90
		5,845		9,385	25	9,410

Big Creek
Surface and Highwall Mine
Jawbone	Mid Vol	20	1.27	30	—	30	8.19	89.50
Tiller	Mid Vol	175	2.61	420	—	420	19.09	89.75
Jawbone Deep Mine
Jawbone	Mid Vol	400	2.95	670	—	670	10.91	93.39
		595		1,120		1,120

Berwind Complex Grand Total		6,440		10,505	25	10,530

Notes:

•

Clean recoverable reserve tonnage based on underground mining recovery of 50 to 80 percent (contingent upon retreat mining capability), 90 percent for surface mining, 40 percent for highwall mining, theoretical preparation plant yield, and a 95 percent preparation plant efficiency

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•	Mineral Reserves estimated based on predominately low and mid volatile metallurgical coal product at a sales price of $142 per ton and cash cost of $77 per clean ton (FOB Mine)
•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding
•	Mineral Reserves are reported exclusive of Mineral Resources

WEIR completed a validation check of its tonnage estimates by using the model to calculate the theoretical tonnage of the areas mined in 2021 and comparing the results to the actual production tonnage mined for the Triad Pocahontas 4 Deep mine in 2021. The results of the validation are shown in Table 12.1-4.

Table 12.1-4 Reserve Validation

Mine Area	Seam	Actual 2020 Production Tons	Estimated Model Tons	Variance (%)
Triad Pocahontas 4 Deep Mine	Pocahontas 4	108,000	115,000	1.06

12.3ESTIMATES OF RESERVE CUT-OFF GRADE

The seams within the Berwind Complex display consistent quality attributes representative of high-quality metallurgical coal. The diversity of volatiles in these seams involves individual seam products ranging from low to high volatile A, with the overall average being high quality low and mid volatile products. The main variable is OSD which results in additional preparation plant costs to obtain a saleable coal product. Preparation plant throughput is also a consideration. However, preparation plant ROM throughput is not a limitation at the Berwind Complex, and the incremental cost of “washing out” the additional OSD as a result of minimum mining heights for equipment clearance does not forgo mining coal seams with thicknesses of 2.0 feet. Mining heights below 2.0 feet result in increased operational difficulty given equipment limitations and capabilities.  WEIR did not discover any areas within the complex where washed coal quality parameters for planned mining tonnage was deficient relative to maintaining a high-quality metallurgical grade coal status. The coal on the property is consistently of high-quality.

In summary, based on Ramaco’s Berwind Complex historical and consistent saleable coal product quality, current coal sales contract specifications, and the projected coal quality that has been modeled, WEIR does not foresee any deviations that would adversely affect future saleable coal product.

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12.4MINERAL RESERVE CLASSIFICATION

WEIR prepared the Berwind Complex reserve estimates in accordance with Regulation S-K Item 1302(e), which establishes guidance and definitions for mineral reserves to be used in the United States. The SEC Regulation S-K 1300 Definition Standards relative to reserves are as follows:

Modifying factors are the factors that a qualified person must apply to indicated and measured mineral resources and then evaluate to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

•	Probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.
•	Proven mineral reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Within the extent of the LOM Plan for the Berwind Complex, Measured Resources were converted to Proven Reserves and Indicated Resources were converted to Probable Reserves.

12.5COAL RESERVE QUALITY AND SALES PRICE

Berwind Complex coal quality was determined by modeling the drillhole coal quality for the reserve areas.  The average dry basis coal quality by seam, for raw coal and washed coal at a 1.50 specific gravity, for the reserves are shown in Table 12.5-1 as follows:

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Table 12.5-1 Average Reserve Coal Quality

			Coal Quality (Dry Basis)
	Raw		Washed @ 1.50 Specific Gravity
		Relative				Calorific	Theoretical
	Ash	Density	Ash	Sulfur	Volatile	Value	Plant
Seam	(%)	(Lbs/CF)	(%)	(%)	Matter	(Btu/lb)	Yield (%)
Berwind
Pocahontas 4	23.02	92.4	6.33	0.64	19.40	14,170	70.70
Big Creek
Jawbone	8.19	89.5	7.48	0.76	29.13	13,890	71.33
Tiller 1-2	19.09	89.8	5.26	0.66	28.87	14,780	75.50

The average quality for the reserve tons shows that the Berwind Complex ranges from a high quality low volatile to a high quality mid volatile metallurgical coal product, all which possess good coking properties. The range of dry washed volatile matter is between approximately 19.40 and 29.13 percent, with an average of 20.3 percent.  The average proximate analyses reflect an overall coal product that is relatively low in ash and sulfur, and high in calorific value. Other quality parameters such as ROMAX, Free Swelling Index, Audibert-Arnu Maximum Dilation, and Gieseler Fluidity indicate high quality metallurgical grade coal products.

Ramaco’s forecasted Berwind Complex FOB mine coal sales prices are $169.46 per ton in 2022, $137.57 in 2023, $139.14 in 2024 and $139.56 thereafter through 2039. Ramaco’s sales price projections conform to published forward price curves for coal of similar quality to that of the Berwind Complex.  The sales price is further supported in Section 16.0 of this report.

12.6RISK AND MODIFYING FACTORS

Due to the relatively high continuity of the coal seams within the Berwind Complex LOM plans (both in terms of structure and quality), geologic uncertainties do not appear to pose a significant mining risk.

The operating mines at Berwind Complex have good safety records and maintain diligent regulatory compliance. Workforce census has been and is expected to remain stable. The primary mining equipment is well-maintained, as observed from WEIR’s site visit, and has sufficient capacity to attain projected levels of productivity and production. This further contributes to the Berwind Complex being a relatively low risk operation.  As previously noted, mineral rights are acceptably secure for all operating and planned mines.

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Coal recovery is an important aspect in assessing the economic viability of a mine.  Based on Ramaco’s historical extraction rates and generally conservative pillar design, WEIR does not anticipate significant deviation of product recovery in the future. For deep mines, aerial recovery is based on the pillar size that has been designed for the operation, which is dependent on depth of cover and overlying rock quality. The pillar design is most importantly intended to provide safe operation of the primary coal extraction efforts. WEIR utilized an average mining recovery of 50 percent for the Berwind Complex continuous miners for first mining and an additional 30 percent mining recovery for areas of retreat mining.  This is consistent with industry standards and with actual mining recovery reported by Ramaco.

Risk is also associated with the volatility of coal market prices. Significant variations in operating costs, capital expenditures, productivity, and coal sales prices could impact the economic mineability of the Berwind Complex. Economic analyses and associated sensitivities are further detailed in Section 19.0.

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13.0	MINING METHODS

The underground mining method at the Berwind Complex is room and pillar mining utilizing continuous miners. Mains and submains are generally developed on 120 feet by 90 feet centers.  Panels are generally developed on 70 feet by 70 feet centers, depending on depth of cover and exposed surface structure concerns with potential subsidence. Mine entry widths are approximately 20 feet for all entries. Retreat mining in the panels, where it is permitted, increases overall mining recovery to at least 80 percent. Due to lack of surface structures within the complex, retreat mining is planned for the majority of the underground mining areas, which will result in planned subsidence. Although Ramaco has subsidence rights, Ramaco acknowledges the rules and regulations in regard to measures to be taken to mitigate or remedy any material damage or diminution in value that may occur to surface lands, structures, or facilities due to subsidence.  No deep mining is proposed within 50 feet of gas wells.

The Big Creek Surface and Highwall Mine operations involve a mix of contour mining and area removal methods. The contour mining on the norther portion of the property is almost exclusively intended to accommodate subsequent highwall mining. To accommodate the subsequent highwall mining, a minimum contour mining bench width of 125 feet projected by WEIR. Concerns regarding stripping ratio for Ramaco’s contour operations are secondary in comparison to the access gained to coal seams to be mined by lower cost highwall mining.  The area removal method is planned in the southern portion of the mine plan where the economically feasible in-place stripping ratio of approximately 20:1 (BCY per ton) or less occurs.  One gas well on the property will be replaced at the expense of the well owner.

13.1GEOTECHNICAL AND HYDROLOGICAL MODELS

13.1.1Geotechnical Model

Ramaco bases its underground mine pillar design on; 1) the general characteristics of the roof, coal, and floor strata in concert with Analysis of Coal Pillar Stability (ACPS) and Analysis of Retreat Mining Pillar Stability (ARMPS) software which are both accepted industry standards, 2) experience in the mining industry, and 3) results from similar or adjacent mines.  Underground mining conditions at the Berwind Complex are consistent with roof and floor being primarily shales and sandstones, with competent coals seams (See Figure 6.3-1).  Pillars for first mining are designed according to minimum unconfined compressive strengths (UCS) of materials such that pillar stability is greater than 2.0.  In the currently active and planned

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underground mines on the Berwind Complex, the first mining protection zones are limited to small areas where there are intermittent streams with less than 200 feet of cover.

Generally speaking, the UCS of shale ranges from 2,000 to 20,000 pounds per square inch (psi) while sandstone ranges from 7,000 to 35,000 psi.  The compressive strength of the coal used in the coal pillar stability analysis is 900 psi.  This means that there is a safety factor of at least 2.0 above the safety factor in the coal pillar analysis, when using the lowest value for the compressive strength of shale.  Due to this large safety factor when using the minimum commonly accepted UCS value for shale, and since the only protection zones are for intermittent streams in areas of less than 200 feet of cover, Ramaco has waivers in its WVDEP and VDE permits for analysis of the engineering properties of soft rock.

The subsidence surveys have identified some gas wells and associated gas lines in proposed underground mining areas.  The owners of the gas wells have been identified on the Subsidence Survey Map in the associated WVDEP and VDE permits.  No mining is proposed within 50 feet of the gas wells.  No protection is proposed for the gas lines that lie within the proposed mining areas.

Ramaco has roof control plans for all of its permitted underground mines. The plans must be approved by the MSHA before mining can commence. The MSHA routinely performs inspections to ensure that the roof control plans are being properly implemented.

For surface mining operations, standing highwall configurations are not that maintained substantial to warrant specific geotechnical studies.  Maximum cut slopes and safety benches are maintained according to MSHA-approved Ground Control Plans.

For highwall mining operations, hole spacing is based on ACPS analysis and previous results in combination with accepted industry standards.  The maximum anticipated recovery within highwall mining areas is less than 50 percent, which should not result in subsidence.  No other measures are required to prevent or minimize subsidence or subsidence related damage.  Because no subsidence is anticipated from the proposed highwall mining, no plan for monitoring the extent of subsidence is proposed at this time. No water supplies are located above the proposed highwall mining areas.  The subsidence surveys have identified some gas wells and associated gas lines in proposed highwall mining areas.  The owners of the gas wells have been identified on the Subsidence Survey Map in the WVDEP and VDE permits.  No mining is proposed within 50 feet of the gas wells. One gas well will be replaced on the

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property at the well owner’s expense.  No protection is proposed for the gas lines that lie within the proposed highwall mining areas.

In summary, no specific detailed geotechnical models or data sets have thus far been created for Ramaco’s existing or planned mining operations at the Berwind Complex. WEIR notes that to date, Ramaco has not experienced any significant stability problems at their Berwind Complex mines. Based on WEIR’s experience in the industry and Ramaco’s successful operating history, both in regard to geotechnical considerations, Ramaco is operating its mines in accordance with industry acceptable geotechnical evaluation and standards.

13.1.2Hydrogeological Model

The Berwind Complex is regionally within the Virginia Big Sandy River Basin and Upper Guyandotte River watershed of West Virginia.  The Clinch River, to the south of the complex, is the primary hydrological feature in the local area and is a tributary of the Tennessee River.  The major hydrogeological unit in the area is the Lower Pennsylvanian.

Recharge rates for aquifers in this area are relatively low at approximately 12 inches per year.  Transmissivity data for the Norton Formation in the region shows relatively high rates of 100 to 2000 square feet per day (Aquifer-Characteristics Data for West Virginia, Water-Resources Investigations Report 01-4036, USGS/West Virginia Bureau for Public Health, 2001).  These data both suggest unconfined aquifers, and this generally supports the hydrology sections of permits for the Ramaco mines on the property.

A 1993 study conducted by the USGS in cooperation with the VDE in the immediate vicinity further supports this and suggests that the primary aquifers with significant horizontal flow in the area are due to relatively shallow fracture flow systems.  Coal seams also act in horizontal flow systems typically resulting in discharge as springs or seeps on hill slopes, or recharge of coal seams at depth. The study found that as depth increases beyond 100 ft, hydraulic conductivity significantly decreases for strata other than coal. This results in little deep regional ground-water flow.

Due to the rural nature of the area, there are several cooperative and private water wells on and adjacent to the Berwind Complex. There are also structures that utilize the Public Service District water services, and those that utilize both. This ground water inventory information has been summarized by Ramaco in its permit applications.

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The operating and planned Ramaco mines will be constructed above drainage and above all domestic surface and groundwater sources. Due to above drainage construction and low aquifer recharge rates in the area, the Ramaco mines are relatively dry with little concern for water infiltration.  Fracturing and weathering are invariably present in varying degrees in shallow rocks throughout the property. Fracturing affects the hydrologic regime by controlling subsurface water flow (and thus weathering) due to the very low permeability of un-fractured strata.  Infiltration due to this fracturing is sometimes encountered but is insignificant to mine operations.

Surface Water Runoff Analyses are included in permit submittals and indicate that stream flows will not increase during or after mining, therefore there will be no increased potential for flooding or channel scouring. In general, diminution, or interruption of any water supply, as a result of the Ramaco mines, is not anticipated.

Groundwater inventories, water quality data, water balance, recharge and seepage rates have been reviewed in the approved permits and current permit revisions, including hydrologic impact assessments outlining risks, monitoring program detail, and mitigation obligations.  Ramaco’s approach to obtaining and managing its surface and groundwater data for the Berwind Complex has been demonstrated to be adequate and aligned with regulatory requirements and standard industry practices.  WEIR finds no material barriers to the continued success of the Berwind Complex regarding hydrologic impact or compliance.

13.1.3Other Mine Design and Planning Parameters

Mine ventilation is a primary design concern for underground mines. WEIR has reviewed Ramaco’s designs and planning for this aspect of its mining operations and has found no significant problems concerning adequacy of ventilation fans or fan locations.

Proximity to previously underground mined areas above or below the operating or planned underground mine is an important consideration at the Berwind Complex, since there are many areas that have been previously mined in many coal seams.  WEIR reviewed Ramaco’s mines in proximity to previous mine workings and associated fracture depths and cones used by Ramaco and found no concerns for its existing or planned operations.

Underground mine surface facilities and surface mining sites require drainage designs to control surface water runoff. WEIR has reviewed Ramaco’s designs, which have been approved in its WVDEP, VDEP, and NPDES permits, and found the designs to be adequate and consistent with industry standards.

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13.2PRODUCTION, MINE LIFE, DIMENSIONS, DILUTION, AND RECOVERY

13.2.1Production Rates

Berwind No. 1 Pocahontas 4 Deep Mine

Two continuous miners operate in a supersection at this mine.  Supersections are continuous miner sections with split ventilation that allows two continuous miners to operate simultaneously, which significantly enhances continuous miner section productivity.  Access is provided via slope from the Berwind No. 1 Pocahontas 3 Deep Mine, which will remain inactive for an undetermined period of time.  Ramaco commenced production at the Berwind No. 1 Pocahontas 4 Deep Mine in late 2021 after completion of the slope.  The mine currently employs approximately 44 people.

Triad Pocahontas 4 Deep Mine

One continuous miner operates at this mine.  Ramaco commenced production at this mine in January 2021. This mine currently employs approximately 40 people and is expected to be completed in the second quarter of 2022 where operations will effectively transfer to a second full supersection in the Berwind No. 1 Pocahontas 4 Deep Mine.

Big Creek Surface and Highwall Mine

The mine employs both contour mining and area removal mining methods. Highwall mining follows behind the contour mining. Stripping ratio averages approximately 20:1 BCY/ton, excluding highwall miner production. The highwall miner has the ability to penetrate approximately 800 feet into coal seams as thin as two feet in thickness.  Highwall mining in an area is avoided if the holes cannot average more than 400 feet in penetration, as a result of boundary restrictions or seam thickness shortcomings.

This relatively new Ramaco mine is a multiple seam operation involving the Jawbone and Tiller seams. The Tiller Seam is the only seam that is highwall mined. Ramaco started operations in early 2021 and currently employs a total of 33 people.

Planned Mines

Other planned mines that will start/re-start production in the future include:

•	Knox Creek Tiller Deep Mine (Jawbone 3 Seam, currently inactive)
•	Squire Jim No. 1 Deep Mine (Squire Jim Seam, startup date undetermined)
•	Laurel Fork Deep Mine (Pocahontas 3 Seam, scheduled for mid-2022 startup)

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Actual clean coal production attained by the Berwind Complex for 2018 through 2021 is shown in Table 13.3.1-1 as follows:

Table 13.2.1-1 Berwind Complex Historical Clean Production

	2018	2019	2020	2021	Average
Mine	Clean Tons (000)
Berwind No. 1 Deep Mine	80,923	188,241	147,330	36,138	113,158
Big Creek Surface and Highwall Mine	—	—	—	58,785	58,785
Triad Pocahontas 4 Deep Mine	—	—	—	185,544	185,544
Berwind Complex Total	80,923	188,241	147,330	280,467	174,240

Actual and projected ROM and clean coal production, and preparation plant yield for the Big Creek Surface and Highwall Mine, and each of the underground mines for the Berwind Complex LOM Plan are shown in Table 13.2.1-2 as follows:

Table 13.2.1-2 Berwind Complex LOM Plan Projected ROM and Clean Production, and Preparation Plant Yield

	2021 (1)	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	Total
ROM Tons (000s)
Berwind No. 1 Pocahontas 4 Deep Mine	57	1,100	1,095	1,184	1,154	1,215	1,133	1,322	1,204	1,153	1,182	1,203	896	1,224	1,077	1,227	1,178	1,264	532	20,401
Triad Pocahontas 4 Deep Mine	225	227	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	452
Big Creek Surface and Highwall Mine	420	223	201	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	844
Big Creek Jawbone Deep Mine	449	410	430	463	96	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,848
Total	1,151	1,960	1,726	1,648	1,250	1,215	1,133	1,322	1,204	1,153	1,182	1,203	896	1,224	1,077	1,227	1,178	1,264	532	23,545

Clean Tons (000s)
Berwind No. 1 Pocahontas 4 Deep Mine	46	627	523	626	646	574	503	471	512	448	499	532	434	563	508	507	486	482	271	9,260
Triad Pocahontas 4 Deep Mine	101	102	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	203
Big Creek Surface and Highwall Mine	202	114	129	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	445
Big Creek Jawbone Deep Mine	156	196	164	125	28	—	—	—	—	—	—	—	—	—	—	—	—	—	—	669
Total	505	1,039	816	751	674	574	503	471	512	448	499	532	434	563	508	507	486	482	271	10,577

Preparation Plant Yield (%)
Berwind No. 1 Pocahontas 4 Deep Mine	79.8	57.1	47.8	52.9	56.0	47.3	44.4	35.7	42.5	38.8	42.2	44.2	48.4	46.0	47.1	41.4	41.3	38.1	50.9	45.4
Triad Pocahontas 4 Deep Mine	44.9	44.9	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	44.9
Big Creek Surface and Highwall Mine	48.2	50.9	64.1	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	52.7
Big Creek Jawbone Deep Mine	34.8	47.9	38.0	27.0	29.3	—	—	—	—	—	—	—	—	—	—	—	—	—	—	36.2
Average	43.9	53.0	47.3	45.6	54.0	47.3	44.4	35.7	42.5	38.8	42.2	44.2	48.4	46.0	47.1	41.4	41.3	38.1	50.9	44.9

(1) 2021 Actual

13.2.2Expected Mine Life

Individual mines at the Berwind Complex have expected mine lives varying from two years and beyond, with 10 years as an approximate average.  Because the mines are being staged in development, estimation of an expected life of mine for the complex is not appropriate, since there are fairly vast resources available to be mined as reported in Section 11.0. As mining at the complex progresses, future mines will be planned and scheduled as necessary to meet internal Ramaco goals as they align with market conditions. WEIR and Ramaco both

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

acknowledge that this reporting methodology may result in the need for future updates to this TRS.

13.2.3Mine Design Dimensions

The projected mining through 2039 for the various mine plans are shown on Figures 13.5-1 through 13.5-8.

Mine design criteria utilized for these mine plans are as follows:

•	Gas Wells
➢	State Permit required to mine within 500 feet of a well
➢	MSHA Permit required to mine within 150 feet of a well
➢	Active Well barrier - tangent of 15 degrees x depth of cover or 50 feet, whichever is greater
➢	Inactive Well barrier - tangent of 5 degrees x depth of cover or 50 feet, whichever is greater
➢	Plugged Wells - mine-through is allowed with acquisition of proper State and MSHA Permits

•	Pillar Size
➢	ARPMS stability factor of 2.0 or greater for mining under protected areas, which is primarily intermittent streams with less than 200 feet of cover. This is true throughout the complex.
➢	ARMPS stability factor of 1.5 or greater for all other room and pillar development.

•	Depth of Cover
➢	Ramaco implements a 100 feet minimum depth of cover for all of their underground mines
•	Areas without Subsidence Rights
➢	ARMPS stability factor of 2.0 or greater will be maintained during first mining.
➢	Retreat mining will come no closer than a tangent of 30 degrees times depth of cover to the property boundary.

•	Coal Thickness
➢	Mining is not planned in areas of coal seams less than 2.0 feet in thickness.
➢	Continuous miner units are assumed to mine the entire seam thickness (averaging approximately 3.0 feet, and ranging from 2.0 to 10.0 feet).

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

13.2.4Mining Dilution

OSD on continuous miner units for Ramaco’s Berwind Complex typically consists of a total of 2 to 3 inches of waste from the roof and/or floor. Some areas may require mining more OSD to accommodate mine facilities such as ventilation or conveyors.  OSD is not included in the reserve or resource estimates since all underground ROM coal is processed at the preparation plant, which effectively eliminates OSD from the saleable coal product.

13.2.5Mining Recovery

Mining recovery when utilizing continuous miner mining is based on the pillar design, which is in turn based on depth of cover.  Mining recovery varies based on whether the panel is a main or sub-main entries, or a production panel due to the longevity requirements for the mine entries. Mining recovery for first mining at the complex is approximately 50 percent, based on pillar design.  In the areas where retreat mining is conducted, an additional 30 percent mining recovery is attainable. The continuous miners have the cutting height capacity to recover the entire seam thickness in the planned mining areas.

For surface mining, a recovery of 90 percent was projected.  The hole spacing for highwall mining results in a mining recovery of approximately 40 percent.

13.3DEVELOPMENT AND RECLAMATION REQUIREMENTS

13.3.1Underground Development Requirements

The Berwind Complex currently has two active underground mines and an active surface mine.  As the underground mines progress, and as with similar mining operations, continuous development is required for extensions of belt conveyors, mine power, pipelines, track, and ventilation facilities.

Future ventilation punchouts, or bleeder holes, are anticipated for areas where retreat mining is executed, applicable at most deep mines within the complex.  Each bleeder hole installation will be completed just prior to starting panel development.

Minor development such as drilling holes for rock dust and electrical distribution from the surface may be required at some of the mines, where existing underground mine development is extensive.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

13.3.2Reclamation (Backfilling) Requirements

The construction of underground mines requires the removal of material to create an adequate working surface for the underground mine face-up, haul roads, mine surface facilities, and access roads. Upon mine closure, selected areas will be reclaimed to near Approximate Original Contour (AOC). Other areas will be left in-place as per the approved alternate post-mining land use requirements.  Regrading and backfilling activities will commence within 180 days after the mining operations are complete.

As part of Ramaco’s surface mine plans, the contour mining method will require backfilling as mining progresses. Some of these areas involve facing up Abandoned Mine Lands (AML or, pre-1977 Surface Mine Reclamation Act law).  Material from the current contour cuts will be used to re-slope previously contour-mined areas to AOC.  To the extent possible, Ramaco avoids the use of valley fills during surface mining operations in preference to backfilling of previously contour mined working areas.

WEIR has reviewed Ramaco’s 6/28/21 Asset Retirement Obligations (ARO) summary and backfilling obligations appear to be properly accounted for at its mines. Based on Ramaco’s permit filings with the WVDEP and VDE, bonding requirements are also current and at satisfactory levels at the Berwind Complex (see Section 17.3 and 17.5 for additional details on bonding and mine closure planning).

13.4MINING EQUIPMENT AND PERSONNEL

13.4.1Mining Equipment

The Berwind Complex is currently utilizing the following industry standard mining equipment on the continuous miner sections, as shown in Table 13.4-1.

Table 13.4.1-1 Standard/Typical Continuous Miner Section Equipment

Units		Continuous Miner Supersection Equipment
2	—	Joy 1415 Continuous Miners
3	—	Narco 10SC32 Shuttle Cars
2	—	Fletcher CHDDR15 Roof Bolters
2	—	Fairchild 35C Battery Scoops
1	—	Feeder Breaker
2	—	Mantrips

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 13.4.1-2 shows the total underground equipment fleet expected at the Berwind Complex over the next 10 years.  In some cases, mines that commence later in the LOM Plan will utilize equipment currently being used at other mines at the Berwind Complex to avoid additional capital expenditures.

Table 13.4.1-2 Berwind Complex Primary Underground Equipment Fleet

Mine	Supersections	Continuous Miners	Shuttle Cars	Roof Bolters	Battery Scoops	Feeder Breakers	Mantrips	Service Locomotive
Berwind No. 1 Pocahontas 4 Deep Mine	2	4	6	4	4	2	4	2
Triad Pocahontas 4 Deep Mine	1	2	3	2	2	1	2	1
Total	3	6	9	6	6	3	6	3

Current equipment at the Big Creek Surface and Highwall Mine is shown in Table 13.4.1-3.    There will be one highwall miner at the Big Creek Surface and Highwall Mine.  The equipment for the highwall mining operations will be owned, operated, and maintained by Ramaco.

Table 13.4.1-3 Surface Mining Equipment

Units		Surface Mining Equipment
1	—	Caterpillar 992G Front End Loader (15 Cu. Yard)
1	—	Caterpillar 988H Front End Loader (10 Cu. Yard)
1	—	Caterpillar 980H Front End Lader (8 Cu. Yard)
1	—	John Deere 724K Front End Loader (4.5 Cu. Yard)
3	—	Caterpillar 777 Overburden End Dump Haul Trucks (100 - Ton)
1	—	Caterpillar D10T Track Dozer
1	—	Caterpillar D9T Track Dozer
1	—	Superior Highwall Miner #55
1	—	Caterpillar 16H Road Grader
1	—	Atlas-Copco DM 50 Overburden Drill
1	—	Caterpillar 773B 20,000 Gallon Water Truck
1	—	Komatsu PC360LC Excavator (Utility 2.5 Cu. Yards)
1	—	John Deere 250G Excavator (Utilitiy 1.5 Cu. Yard)
4	—	Service Trucks (International 4300-4400 series)
5	—	Ford F250 Pickup Trucks

No changes are planned in the type of mining equipment used throughout the Berwind Complex LOM Plan. Based on WEIR’s experience in the industry and on Ramaco’s historical performance, WEIR believes that Ramaco can meet planned production requirements with the mining equipment described in this section using prudent operating methods and operating schedules.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

13.4.2Staffing

The current Berwind Complex staffing is summarized in Table 13.4.2-1 as follows:

Table 13.4.2-1 Current Staffing

	Salary	Hourly	Total
Berwind Pocahontas 4 Deep Mine	1	43	44
Triad Pocahontas 4 Deep Mine	7	33	40
Big Creek Surface and Highwall Mine	3	30	33
Knox Creek Preparation Plant	5	14	19
Administration	8	-	8
	24	120	144

Note: Staffing as of December 2021

Each operating mine at the Berwind Complex is scheduled to produce coal on two production shifts each day, the A Shift and the B Shift.  Underground mine crews on the night idle shift provide support services including production unit moves, off-shift maintenance and other support functions as required.  In addition, general underground support crews work each shift performing routine supply, belt maintenance and outby support functions.  Hourly personnel are not affiliated by any union, with no anticipated changes to this in the near term.

The preparation plant is staffed with two crews to process ROM coal 20 hours per day over two, 10-hour shifts, five days per week with no holidays.

The actual and projected staffing for the LOM Plan is shown in Table 13.4.2-2 as follows:

Table 13.4.2-2 LOM Plan Staffing

Total
Current(1)	142
2022	222
2023	308
2024	308
2025	308
2026 - 2039	308

(1) As of January 14, 2022.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

The staffing increase from current levels is due to startup of the Big Creek Jawbone Deep Mine in 2022.  After 2023, staffing levels are expected to be relatively constant.

Most of Ramaco’s employees live nearby in McDowell County, West Virginia, and Buchanan, Tazewell, and Russell Counties, Virginia. Ramaco has had no major issues hiring qualified candidates for open positions and relies considerably on employee referrals.

Based on industry experience and Ramaco’s historical performance, WEIR believes that the staffing levels are adequate to meet Ramaco’s planned production.

Mine Safety

An industry standard for safety performance is the Non-Fatal Days Lost (NFDL) Incidence Rate, which is determined by the number of lost time injuries multiplied by 200,000 divided by the manhours worked.

The Berwind Complex mines (excluding the preparation plant) manhours worked, NFDL injuries, and NFDL Incidence Rate reported to the MSHA for 2018 through the third quarter 2021, compared to the national average NFDL Incidence Rate for United States surface and underground coal mines are shown in Table 13.4.2-3 for each of the active mines.

Table 13.4.2-3 Berwind Complex Manhours Worked, NFDL Injuries and NFDL Incidence Rate

				NFDL
				Incidence Rate
	Manhours	NFDL Injuries		Mine	National
	Worked	Employee	Contractor	Total	Average

	Berwind No. 1 Deep Mine
2021 (1)	29,908	1	—	6.69
2020	116,253	2	—	3.44	3.18
2019	161,031	2	—	2.48	3.08
2018	81,053	1	—	2.47	3.20
	Triad Deep Mine
2021 (1)	58,351	—	—	—
2020	—	—	—	—	3.18
2019	—	—	—	—	3.08
2018	—	—	—	—	3.20
	Big Creek Surface Mine
2021 (1)	15,278	—	—	—
2020	—	—	—	—	3.18
2019	—	—	—	—	3.08
2018	39,778	—	—	—	3.20

(1) As of Third Quarter YTD

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

The Berwind Complex NFDL Incidence Rate were generally similar to or lower than the national average from 2018 through 2021.  Given Ramaco’s low staffing levels, minimal injury counts result in high NFDL Incidence Rates, as compared to the national average.

The Knox Creek Preparation Plant manhours worked, NFDL injuries, and NFDL Incidence Rate reported to the MSHA for 2018 through third quarter 2021, compared to the national average NFDL Incidence Rate for United States preparation plants are shown in Table 13.4.2-4 as follows:

Table 13.4.2-4 Plant Manhours Worked, NFDL Injuries and NFDL Incidence Rate

				NFDL
				Incidence Rate
	Manhours	NFDL Injuries		Knox Creek	National
	Worked	Knox Creek	Contractor	Plant	Average
2021 (1)	30,530	—	—	—
2020	32,996	—	—	—	1.78
2019	19,480	—	—	—	2.03
2018	20,345	—	—	—	1.77

(1) As of Third Quarter YTD

The Knox Creek Preparation Plant historical NFDL Incidence Rates are perfect and are significantly lower than the national average.

13.5LIFE OF MINE PLAN MAP

The projected mining areas for the Berwind Complex LOM Plans are shown on Figures 13.5-1 through 13.5-5.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-1 Life of Mine Plans, Berwind No. 1 Pocahontas 4 Deep Mine and

Triad Pocahontas 4 Deep Mine

Wildlife MGT Area
Berwind Complex
Pear Wallow
Buchanan County
West Virginia
Virginia
Kewee Ridge
Big Creek
Triad Pocahontas 4 Deep Mine LOM Plan
Portal
Previous Mining
McDowell County
Tazewell County
Pleasant Hill
Whitaker Ridge
Berwind No. 1 Pocahontas 4 Deep Mine LOM Plan
3024 ft
2502 ft
2917 ft
3134 ft
Legend
Pocahontas 4 Pinchline
Pocahontas 4 Cropline
0 0.3 0.7 1.3 2 Miles
Figure 13.5-1
Berwind Complex
McDowell County, West Virginia and Buchanan, Russell, and Tazewell Counties, Virginia
Berwind No. 1 and Triad Deep Mines LOM Plans
Pocahontas No. 4 Seam
Prepared For Ramaco Resources, Inc.
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants
February 2022

February 7, 2022	Page 78

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-2 Life of Mine Plan, Big Creek Surface and Highwall Mine

616
Laurel Fork
Jewell Ridge
Kinder Branch
Tazewell County
Buchanan County
Jewell Ridge Rd
NS
Previous Mining
Stone Rd
West Fork Big Creek
Big Creek Property
Murry Hollow
Trace Ridge
Coaldan
Wood Ln
Big Creek Surface and Highwall Mine
Jewell Ridge Rd
891 ft
Goodwin
Hill Creek
West Fork Big Creek
Hollow
Legend
Tiller No. 1 Pinchline
Tiller No. 1 Cropline
0
0.2
0.3
0.7
1
Miles
N

Figure 13.5-2
Berwind Complex
McDowell County, West Virginia
and Buchanan, Russell, and
Tazewell Counties, Virginia

Big Creek Surface and Highwall Mine
LOM Plans in the
Tiller No. 1 Seam

Prepared For
Ramaco Resources, Inc.

WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants

Job 6303

February 2022

February 7, 2022	Page 79

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-3 Life of Mine Plan, Big Creek Jawbone 1 Deep Mine

Big Creek Jawbone 1 Deep Mine LOM Plan
Portal
Previous Mining
Big Creek Property
Buchanan County
Tazewell County
Browns Ridge
Brown Mountain Rd
Laurel Fork
Goss Hollow
Calf Hollow
Smith Ridge
Stinson Ridge
Murry Hollow
Trace Ridge
Coaldan
Tiller Rd
Stone Rd
West Fork Big Creek
Zeke Creek
Town Hill Creek
Seng Camp Fork
Big Branch
Chicken Ridge Rd
Goodwin Hol
2800 ft
2929 ft
3019 ft
2891 ft
636
616
N
Legend
Jawbone No. 1 Pinchline
Jawbone No. 1 Cropline
0
0.3
0.5
1
1.5
Miles
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants
Job 6303
February 2022

Figure 13.5-3
Berwind Complex
McDowell County, West Virginia
and Buchanan, Russell, and
Tazewell Counties, Virginia

Big Creek Jawbone 1 Deep Mine
LOM Plan

Prepared For
Ramaco Resources, Inc.

February 7, 2022	Page 80

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

14.0	PROCESSING AND RECOVERY METHODS

14.1PLANT PROCESS AND FLOWSHEET

Presently coal requiring processing within the Berwind Complex is processed at the Knox Creek Preparation Plant. The processing circuits include a heavy media cyclone, classifying cyclones, spirals, and conventional self-aspirating flotation cells. A simplified flowsheet for the Berwind Preparation Plant is shown on Figure 14.1-1.

Figure 14.1-1 Simplified Preparation Plant Flowsheet

Legend
Raw Coal
Clean Coal
Refuse
Effluent
(2) 7' x 16' Raw Coal Double Deck Screens
Pennsylvania Rotary Breaker
Knox Creek Truck Dump or Stockpile
750 TPH
3" x 0
721 TPH
3" x 0
(2) 7' x 12' Pre-Wet Screens
(1) Peters Heavy Media Vessel
84 TPH
(1) 6' x 16' Coarse Clean Coal Double Deck D&R Screen
(1) McLanahan Crusher
255 TPH
414 TPH
5/16" x 0
1 TPH
(1) 6' x 16' Coarse Refuse Double Deck D&R Screen
(2) 30" x 96" Magnetic Separators
(1) VC-48 Coarse Clean Coal Dryer
1 TPH
1 TPH
3" x 1/2mm
(4) 8' x 16' Desliming Screens
(4) 20" Heavy Media Cyclones
180 TPH
(4) 8' x 16' Small Clean Coal D&R Screens
2 TPH
5/16" x 1/2mm
(2) 8' x 16' Small Refuse D&R Screens
1 TPH
(4) EB-36 Small Clean Coal Centrifuges
10 TPH
(3) 30" x 120" Magnetic Separators
(2) 15" Clean Coal Classifying Cyclones
(5) 15" Raw Coal Cyclones
100M x 0
(2) Banks of 5 300 cu.ft. Flotation Cells
(1) Bank of 8 Triple Start Spirals
(5) 36 x 72 Screen Bowl Centrifuges
35 TPH
4 TPH
(2) 6' x 12' High Frequency Refuse Screens
5 TPH
(1) 10" Refuse Classifying Cyclone
3 TPH
90' High Rate Thickener
Refuse Conveyor
Clean Coal Collecting Belt
To Slurry Cell
To Refuse Pile
To Clean Coal Stockpile

Figure 14.1-1

Knox Creek Preparation Plant
Simplified Preparation Plan Flowsheet

Prepared For
Ramaco Resources, Inc.

WEIR

Weir International, Inc.
Mining, Geology and Energy Consultants

Job 6303

February 2022

February 7, 2022	Page 81

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

14.2	PLANT PROCESSING DESIGN, EQUIPMENT CHARACTERISTICS AND SPECIFICATIONS

The Knox Creek Preparation Plant, built in 1981 by Powell Construction Company located in Johnson City, Tennessee, is a well designed and constructed preparation plant.  The preparation plant has a design capacity of 750 ROM tons per hour. Based on the Berwind Complex LOM Plan average projected preparation plant yield of 45 percent, a 20 hour per day, 260 days per year processing schedule, and 96 percent plant mechanical availability, the preparation plant has a capacity of approximately 1.8 million clean tons per year, with its existing circuitry.

ROM coal from the mines within the Berwind Complex is hauled by over the highway end-dump trucks to the Knox Creek Preparation Plant and dumped into either a 100,000 ton ROM ground storage stockpile or into one of seven ROM hoppers. The ROM coal is reclaimed with feeders from either the stockpile or the truck dump bins and enters a nine-feet x 16-feet Pennsylvania rotary breaker at 750 ROM tons per hour. From the rotary breaker, a 36 inch wide conveyor feeds ROM coal to the preparation plant.

The plant feed ROM coal material is screened at +3 inch, 3/4 inch x 5/16 inch and 5/16 inch x 0.  The 3 inch x 5/16 inch ROM coal is processed in a heavy media vessel.  The 5/16 inch x 0 material is screened at ½ mm with 5/16 inch x 28 mesh material processed in heavy media cyclones and the 28 mesh x 0 material reporting to raw coal cyclones. From the raw coal cyclones, 28 mesh x 100 mesh material is processed in triple-start spirals. The ultrafine 100 mesh x 0 material is cleaned by way of two banks of 5-300 cubic feet conventional flotation cells.

Clean coal can be stored in either of two clean coal stockpiles, each with a capacity of 40,000 tons. Clean coal is reclaimed from these piles and belted to the rail loadout at a rate of approximately 2,500 tons per hour and it can load 46-car trains. The load-out facility is served by the NS Railroad. The loadout belt is equipped with a J.B. Long two stage sweep sampler.  The rail loadout facility has a capacity of 2,500 tons per hour.

Knox Creek disposes of refuse in the adjacent Jamison Creek Refuse Disposal Area, which is an impoundment and coarse refuse disposal area.  Coarse refuse is transported to the disposal area by conveyor belt with fine refuse pumped as slurry to the impoundment. Current permitted life for this facility is approximately seven years at an annual refuse production rate of 1.48 million tons/year (combined).  A permit package is currently being prepared, which will add an additional 11.8 years of capacity at the same production rate.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

The preparation plant is scheduled to operate two, 10-hour shifts per day, five days per week, depending on the quantity of ROM coal to process.  According to Ramaco records, the Knox Creek Preparation Plant averaged 96 percent mechanical availability in 2021.  In Ramaco’s December 2021 acquisition of the Amonate Property, Ramaco acquired the Amonate Preparation Plant.  While not considered in the economics for this study, Ramaco intends to rehabilitate that preparation plant and bring it into service processing ROM coal from the adjacent Berwind No. 1 Pocahontas 4 Deep Mine.

The Knox Creek Preparation Plant and coal handling facilities consist of the following equipment shown in Table 14.2-1:

Table 14.2-1 Major Preparation Plant and Material Handling Equipment

ROM Coal Handling System
2	—	Truck Scales
7	—	Truck Dumps, 3 - 500 Ton and 4 - 250 Ton Capacity
1	—	Truck Dump Reclaim Conveyor, 48-Inch x 665-Feet
2	—	Stacking Tubes, 70-Feet
2	—	ROM Coal Stockpiles, 110,000 Ton Total Capacity
1	—	Reclaim Tunnel, 331-Feet
11	—	ROM Coal Reclaim Feeders (Truck Dumps and Stockpile)
1	—	ROM Coal Stockpile Reclaim Conveyor, 48-Inch x 590-Feet
1	—	Tramp Iron Magnet
1	—	ROM Breaker Feed Conveyor, 48-Inch x 400-Feet
1	—	Pennsylvania Rotary Breaker, 9-Feet x 16-Feet
3	—	Belt Scales
1	—	Plant Feed Conveyor, 36-Inch x 648-Feet

Preparation Plant - 750 ROM TPH
2	—	ROM Coal Double Deck Screens, 7-Feet x 16-Feet
2	—	Pre-wet Screens, 7-Feet x 12-Feet
1	—	Peters Heavy Media Vessel, 56-Inch x 9-Feet
1	—	Coarse Clean Coal Double Deck Screen, 6-Feet x 16-Feet
1	—	Refuse Double Deck Drain and Rinse Screen, 6-Feet x 16-Feet
1	—	McLanahan Crusher
1	—	Coarse Clean Coal Centrifuge, VC-48
4	—	Desliming Screens, 8-Feet x 16-Feet
4	—	Heavy Media Cyclones, 20-Inch Diameter

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Preparation Plant - 750 ROM TPH
4	—	Small Clean Coal Single Deck Screens, 8-Feet x 16-Feet
4	—	Small Clean Coal Centrifuge, EB-36
2	—	Small Refuse Single Deck Screens, 6-Feet x 16-Feet
8	—	Triple Start Spirals
2	—	Clean Coal Classifying Cyclones, 15-Inch Diameter
5	—	Raw Coal Classifying Cyclones, 15-Inch Diameter
1	—	Refuse Classifying Cyclone
2	—	Refuse High Frequency Screens, 6-Feet x 12-Feet
10	—	Flotation Cells, 300 Cubic Feet
5	—	Screen Bowl Centrifuges, 36-Inch x 72-Inch
1	—	High Rate Thickener, 90-Feet Diameter

Clean Coal Handling System
1	—	No. 1 Clean Coal Stacker Conveyor, 42-Inch x 642-Feet
1	—	No. 2 Clean Coal Stacker Conveyor, 42-Inch x 642-Feet
2	—	Stacking Tubes, 91-Feet
2	—	Clean Coal Stockpiles, 70,000 Ton Total Capacity
1	—	Belt Sweep Clean Coal Sampler
1	—	Reclaim Tunnel, 50-Feet
1	—	Loadout Conveyor, 54-Inch x 1,254-Feet
1	—	Belt Scale
1	—	100-Ton Railroad Car Loadout

Refuse Handling System
1	—	Belt Sweep Refuse Sampler
1	—	Refuse Conveyor, 36-Inch x 615-Feet
1	—	Belt Scale
1	—	Refuse Bin, 100-Ton
7	—	Refuse Conveyors, 42-Inch x 10,269-Feet (Total)

14.3	ENERGY, WATER, PROCESS MATERIALS, AND PERSONNEL REQUIREMENTS

Power is supplied to the plant by American Electric Power (AEP).  Power is received at a primary voltage of 69,000 volts and fed through a 10,000 KVA substation where voltage is reduced to 12,470 volts. Voltage is further reduced inside the preparation plant, to 480 volts by a 1,000 KVA transformer bank.

Make up water is supplied to the plant from a 100,000 gallon storage tank located above the plant.  Water is pumped into the storage tank from an idled underground mine. This underground area has a storage capacity of approximately 8.5 million gallons.  Water can also be supplied to the storage tank from ponds located at the toe of the refuse area. Water is

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

supplied to these ponds by the refuse underdrain, clear water diversion ditches and runoff from the refuse area itself.  Make up water requirements are approximately 500 gallons per minute.

Magnetite consumption is approximately 0.9 pounds per ROM ton processed. The preparation plant chemicals utilized cost approximately $0.20 per ROM ton processed (excluding magnetite).

Personnel requirements to operate the processing shifts at the preparation plant currently are 12 employees per shift on day shift and five employees on night shift. The LOM Plan projects a total of 23 employees.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

15.0	INFRASTRUCTURE

15.1ROADS

The primary access road to the properties is US Route 460, a four-lane highway, located to the south of the Berwind and Big Creek Properties.  From US Route 460, Virginia Route 637 and connecting West Virginia Routes 9 and 11 can be used to access the Berwind Property to the North.  Similarly, the Big Creek Property can be accessed from US Route 460 to the north using Virginia Route 67.  Other highways and county roads traverse these two properties.  US Route 460 turns to the north after running south of Big Creek and continues through the middle of the original Knox Creek Property and passes just to the east of the Knox Creek Preparation Plant and its associated Jamison Creek Refuse Disposal Area.

15.2RAIL

The NS Railroad passes through and has a rail spur to each of the properties. The NS Railroad provides rail service in the area extending from Amonate, Virginia northward through Berwind, West Virginia and from Swords Creek, Virginia eastward through Richlands, Virginia, south of the Knox Creek Property (see Figure 1.1-1).

15.3POWER

Electrical power is supplied to the Berwind Complex by AEP. Electrical power is received at the preparation plant at a primary voltage of 69,000 volts and fed through a 10,000 KVA substation where voltage is reduced to 12,470 volts. Voltage is further reduced inside the preparation plant, to 480 volts by a 1,000 KVA transformer bank. Electrical power is also supplied to mines from the substation.

15.4WATER

Water for mining and coal processing operations is provided by a combination of extraction from abandoned underground mine pools and from settling ponds located on the surface. Mine pool recharge rates are higher than Ramaco water usages.

Individual mine sites use purchased potable water.  Potable water at the preparation plant is supplied by a local municipality water connection.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

15.5PIPELINES

There are some oil and gas collection lines that service gas wells within the Berwind Complex.  Any construction and earth moving activities in proximity to these lines requires coordination with the oil or gas line owner.

15.6PORT FACILITIES, DAMS, AND REFUSE DISPOSAL

Port Facilities

The surrounding waterways are not navigable for commercial traffic. The closest barge docking area is approximately 70 miles to the north on the Kanawha River, south of Charleston, West Virginia.

Export coal from the Berwind Complex is railed, via the NS Railroad, to the Pier 6 Terminal, owned and operated by Norfolk Southern Corporation, located at Lamberts Point in Norfolk, Virginia.

Dams and Refuse Disposal

There are no structures that are existing or planned to be constructed in such a size or manner that will be subject to the West Virginia Dam Control Act, the Virginia Dam Safety Act, and/or MSHA regulations.  Refer to Section 17.2 for details on coal refuse disposal for the complex.

15.7MAP OF INFRASTRUCTURE

Mine facilities are generally kept to a minimum.  At the mine portal locations, there is typically a small bath house and office with a parking lot, and a parts trailer.  There are no significant facilities at the Big Creek Surface and Highwall Mine.  The Berwind Complex infrastructure is summarized below on Figure 15.7-1.

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Figure 15.7-1 Mine Infrastructure

Berwind Complex
McDowell County
Buchanan County
Tazewell County
Russell County
West Virginia
Virginia
Jamison Creek Refuse Disposal Area
Big Creek Jawbone 1 Deep Mine Portal and Mine Office
Big Creek Surface and Highwall Mine
Knox Creek Tiller Deep Mine Portal and Mine Office
Knox Creek Preparation Plant
Berwind No. 1 Pocahontas 4 Deep Mine Portal and Mine Office
Compton Mountain
Horn Mountain
Sugar Cove Mountain
Keen Mountain
Kents Ridge
Jaeger
Hurley
Premier
Blackey
Paynesville
Raysal
Slate
War
Berwind
Bear Wallow
Squire
Oakwood
Jewell Ridge
Amonate
Richlands
Raven
Cedar Bluff
Claypool Hill
Gap Store
Gandy
Honaker
0 0.751.5 3 4.5
Miles
Weir International, Inc.
Mining, Geology and Energy Consultants
February 2022

Figure 15.7-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan, Russell, and
Tazewell Counties, Virginia

Infrastructure Map

Prepared For
Ramaco Resources, Inc.

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16.0	MARKET STUDIES

16.1MARKETS

The Berwind Complex produces saleable low volatile and mid volatile metallurgical coal, with minor quantities of high volatile A and B metallurgical coal.  Depending on mining areas, the low volatile product typically represents 80 to 90 percent of the complex’s projected annual sales, with the remainder of coal sales consisting of mid volatile metallurgical coal and a small amount (typically less than 2 percent) of thermal coal.

The market for metallurgical coal from the Berwind Complex consists of both domestic metallurgical coal consumers and exports into the global seaborne metallurgical coal market.  The US Energy Information Administration (EIA) compiles average historical price data for metallurgical coal delivered to domestic coke plants and metallurgical coal delivered to tidewater terminals for export. Note that the EIA data includes all classifications of metallurgical coal (high, mid and low volatile) as well as both spot and contract sales prices.  Historical prices for metallurgical coal, as reported by the EIA, are shown on Figure 16.1-1 as follows:

Figure 16.1-1 Metallurgical Coal Sales Prices

Source: EIA Quarterly Coal Report

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Between 2016 and third quarter 2021, export prices (FOB port) and domestic coke plant prices (delivered cost) have averaged $121.81 and 124.33 per ton, respectively.

A small amount of thermal coal product is sold from the Berwind Complex which is produced from oxidized coal recovered from Ramaco’s surface mining operations. Most of this oxidized coal is sold raw while on occasion it is processed at the Knox Creek Preparation Plant. This coal is sold on thermal spot markets, based on product availability.  All thermal coal sales from the Berwind Complex are projected to end in 2024.

16.2MATERIAL CONTRACTS

On October 28, 2021, Ramaco announced completion of 2022 sales negotiations with its North American steel customers. Ramaco (across all of its mining operations) is contracted to sell 1.67 million tons of both low-volatile and high-volatile metallurgical coal at an overall average price of roughly $196 per ton FOB mine.

Contracted domestic metallurgical coal sales from the Berwind Complex represent approximately 32.9 percent of Ramaco’s 2022 projected coal sales tonnage, with metallurgical coal exports representing 62.9 percent, and thermal coals representing 4.2 percent of Ramaco’s 2022 projected coal sales.

Ramaco has a contract with NS for rail coal haulage from the Berwind Complex that is renewed annually.

16.3PRICE FORECAST

For purposes of this report, WEIR utilized price forecasts which Ramaco prepared for its Berwind Complex coal sales.  Ramaco based its Berwind Complex FOB mine pricing on available FOB Port index forward pricing and Ramaco’s estimated adjustments for Berwind coal quality, freight expense, and loading expense.  Ramaco’s price forecasts and adjustments reflect its experience in selling and transporting Berwind Complex saleable coal since 2017.

Ramaco’s historical (2018 through 2021) and forecast (2022 through 2040) FOB mine coal sales price for the Berwind Complex is shown on Figure 16.1-2.

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Figure 16.1-2 Historical and Forecast Coal Sales Prices

Ramaco’s forecasted Berwind Complex FOB mine coal sales prices are $169.46 per ton in 2022, $137.57 in 2023, $139.14 in 2024 and $139.56 thereafter through 2039.

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17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND LOCAL INDIVIDUALS OR GROUPS AGREEMENTS

17.1ENVIRONMENTAL STUDIES

As part of the permitting process required by the WVDEP and VDE, numerous baseline studies or impact assessments were undertaken by Ramaco. These baseline studies or impact assessments included in the permit are summarized as follows, with pertinent text from the permit replicated below:

•	Groundwater Inventory and Baseline Quality
•	Surface Water Baseline Quality and Quantity
•	Surface Water Runoff Analysis
•	Probable Hydrologic Consequences

Groundwater Inventory and Baseline Quality

Ramaco conducted surveys to inventory water use and to determine the extent and purpose of ground water usage in the areas that could be affected by existing and planned mines within ½ mile of proposed mining limits for each permitted mine site.  Field teams made door-to-door visits to these potentially affected residents to gather information by way of completing questionnaire forms regarding water supply source(s), extent of reliance, purpose of reliance (domestic, agricultural, etc.), depth of well(s), character of springs, and other data.  The teams measured water level depths in wells where possible and agreeable by owners and obtained surveyed locations accordingly.  The detailed results of the surveys are included in each site’s WVDEP and VDE permit application.

Surface Water Baseline Quality, Quantity, and Runoff Analysis

Baseline surface water monitoring for flow and quality parameters was conducted at strategic, WVDEP and VDE approved locations, as applicable, over a period of six months for each of the permit areas. During mining and through the final release of the permit, the stations selected for each site are monitored in accordance with the approved surface water monitoring plans submitted in the site’s permits. Data collected during this period will be compared with the pre-mining baseline data to determine if and how the proposed operation is affecting the surface water systems. If necessary, remedial measures can be taken to assure the protection of the surface water systems.

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Based on samples from adjacent mining and the baseline surface water sampling there should be no acid or toxic mine drainage.  However, Ramaco proposes that all coal wastes will be treated as potentially toxic material and handled accordingly using encapsulation cells that are discussed below.

Surface water runoff analyses were performed over the watershed(s) associated with each permit site to evaluate the potential impact of proposed operations on flooding and streamflow alteration.  Peak discharges were calculated for the “pre-mining”, “during-mining”, and post-mining” conditions and were compared.  These evaluations were performed using SEDCAD 4 software, developed by the University of Kentucky. These analyses and results are included in the individual sites’ permits and show that there will be no increase in peak discharge during mining or post mining for any of the permit areas. It should be noted that in order to attain these acceptable results, the construction of some additional sediment control structures was required at the Ram No.1 Surface and Highwall Mine. Original laboratory data sheets for surface and ground water baseline monitoring are included in the permits.

Probable Hydrologic Consequences

PHCs were evaluated for each permit application.   Planned subsidence will occur where retreat mining has been executed as approved.  It is expected that direct fracturing of overburden will occur with consequently increased porosity (increased storage capacity) and lateral permeability in response to mining.  The little water that is present in that strata will be drained into the underground mines, but the overlying intervals contains no significant aquifers other than, perhaps, the coal seams.  Highwall mining will be conducted in such a manner that subsidence will not occur and as thus, should be of no consequence to PHC.

In summary, all of the Ramaco existing and proposed mines are well above any significantly producing aquifers.  The PHC studies and results are included in each individual sites’ permit application.  The PHC studies showed no significant ground or surface water resource is likely to be contaminated, diminished, or interrupted, providing that the approved drainage control and revegetation plans are adhered to throughout existing and planned mining activities.

17.2REFUSE DISPOSAL AND WATER MANAGEMENT

Refuse Disposal

The Jamison Creek Refuse Disposal Area (MSHA ID No. 44-05236) is a coal refuse disposal facility that serves the Knox Creek Preparation Plant. Coarse refuse from the plant is transported to the disposal area by conveyor belt with fine refuse pumped as slurry to the

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impoundment. The estimated life for this facility as of January 2022 is approximately seven years.

A PHC determination included in the Jamison Creek Refuse Disposal Area Permit No. 1302232 concluded that no detrimental hydrologic consequences are either anticipated, or expected, with a fine coal refuse slurry impoundment at this facility.

Further, a Breakthrough Potential Study was conducted by Schnabel Engineering, LLC in April 2020 (Schnabel Report) to assess whether there is a breakthrough potential to the Red Ash and Kennedy seams mined beneath the impoundment. The Schnabel Report concluded that the Breakthrough Potential into the Red Ash mine workings and Kennedy auger holes is considered to be moderate. However, based on the four significant barriers to breakthrough into the Red Ash mine workings that were discussed in the AME report and considering that the Kennedy auger holes are going to be grouted, Schnabel believes that the Breakthrough Potential at this site is somewhat lower.

The refuse disposal structure will be constructed in such a size or manner that will be subjected to the Virginia Dam Safety Act, and/or MSHA regulations.  Stability analyses of the refuse disposal structure show that design of the structure exceeds the minimum safety factors of 1.5 for static stability and 1.2 for dynamic stability that are required by the current Virginia State Code of Regulations.  The stability analyses were performed using the Rotational Equilibrium Analysis of Multilayered Embankments software that is copyrighted by the University of Kentucky.

No coal or non-coal disposal is planned at any of the mine sites.

Water Monitoring and Management

In order to determine the impact of existing and proposed operations on the hydrologic balance, surface water samples are collected bi-monthly with a minimum seven days between sample dates at each of the permitted sites. Samples are sent to a qualified laboratory and analyzed for the following parameters: flow, pH, total acidity, total alkalinity, total iron, total manganese, total sulfates, total suspended solids, and total dissolved solids or specific conductance at 25 degrees C. The samples collected during and after mining will be compared with each other, and with the data collected during the baseline surface water study and used to determine the impact of the operation on the water in the receiving streams.

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A waiver of groundwater monitoring during mining was requested for the mine sites due to the proposed mining being well above any groundwater users and any significant aquifers that insure water use.

No specific water treatment facilities other than sediment control are required or planned for any of the mine sites.  Based on previous mining and collected water samples. the operations will not contaminate any of the ground or surface water systems of the Berwind Complex.  Results of water sampling has shown no significant levels of surface water contamination at the mine sites.

Surface water management for both Ramaco’s surface and underground permitted mining areas on the Berwind Complex generally involves a combination of structures such as; 1) sediment ditches, 2) temporary sedimentation ponds, 3) soil encapsulation cells that are specifically designed to contain potentially hazardous soil in regards to acid forming materials, 4) permanent and temporary diversion ditches, 5) corrugated metal pipe (CMP) placement for drainages that cross access roads or haulroads, and 6) drainage diversion ditches and collections for excess spoil disposal areas. The Big Creek Surface and Highwall Mine has a relatively large network of these construction types. The underground mine locations have a significantly smaller footprint, however, these locations use the same surface water management design considerations as surface mines. Detailed designs for all drainage and sediment control structures are included in Ramaco’s permits.  There are no significant water retention structures subject to the West Virginia Dam Control Act, the Virginia Dam Safety Act, or MSHA regulations.  There are no permanent impoundments planned at any of the mine permit sites.

All permitted mine sites have a Materials Handling Plan designed to mitigate the potential for acid mine drainage generation regarding those materials excavated during the land disturbance activities associated with development of the proposed mining facility. Some areas have known potentially acid generating materials. This is determined from Acid Base Accounting data that is collected as part of the permitting requirements. Also, selenium data is documented within the water chemistry of the equivalent mine discharge samples. The equivalent water data provides a more appropriate geochemical characterization as compared to in-situ strata testing.

Material that requires special handling for potentially acidic discharges meets the following standards: have a net acid base accounting that is ≥-5 and at least 1 foot thick; have Selenium concentrations greater than 1 mg/kg and at least 1 foot thick; have a pH ≤4 and be at least 1-foot-thick.  Materials to be specially handled will be placed in encapsulation cells to assure

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there is no potential for acid producing material. The cells will be located on the mine bench in an area free of any seeps, springs, or mine drainage, “high and dry”, and sealed with a minimum of 4.0 feet of the most imperious material available. The approximate location of planned encapsulation cells is shown on the Geohydrologic Maps that are included in the permit applications.

Discharges from these structures will be monitored in accordance with the approved plans. Sediment structures will be cleaned or enlarged if the total suspended solids exceed effluent limitations.  All discharges will go through sediment control structures. The pond discharges will be monitored in accordance with approved plans and treated to meet effluent limitations, if needed.

Regarding highwall mining concerns, there is no residual head of water anticipated on any of the designed outcrop barriers which are designed at a minimum of 50 feet width.  Based on water samples collected from adjacent mining, there is not anticipated to be any acid, alkaline, or iron laden drainage.

All permitted sites have a surface water runoff monitoring plan.  Within twenty-four hours of a one-year frequency, twenty-four hour storm event or greater, a permit-wide inspection and report of the drainage systems is completed and submitted to the WVDEP or VDE, as applicable. The inspection and subsequent report note any damages or deficiencies in the drainage system so that repairs can be implemented immediately.  It also indicates if any sediment structure is at or near it’s clean out capacity (60 percent).  A rain gauge, located at the mine office on the Berwind Complex is used to monitor precipitation events.  In-stream monitoring stations are used to take stream flow measurements.  The rain gauge is monitored daily and reported monthly to the appropriate regulatory authority.

17.3PERMITS AND BONDING

Coal mines in West Virginia are required to file applications for and receive approval of mining permits issued by the WVDEP to conduct surface disturbance and mining activities.  A similar filing and approval process is required by the VDE. The Berwind Complex has been issued mining permits and associated NPDES permits by the WVDEP and the VDE as shown in Table 17.3-1 as follows:

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Table 17.3-1 Berwind Complex Mining and NPDES Permits

			Permitted
	Permit		Surface Area		NPDES
Property Description	Number	State	(Acres)	Issue Date	Permit No.
Berwind Deep Mine No. 1	U-3008-16	WV	30.29	6/26/2017	WV1028952
Berwind Deep Mine No. 1	1202294	VA	0.00	5/20/2019	NA
Berwind Poca 6 Seam Deep Mine	U-5007-21	WV	6.70	Pending	Pending
Big Creek Surface Mine	1102335	VA	447.63	1/22/2020	0082335
Capital No. 3/ Tiller No. 1 Deep Mine	1402231	VA	42.61	5/22/2017	0082231
Dry Fork Deep Mine	U-4004-11	WV	7.12	11/20/2012	WV1024281
Dry Fork Deep Mine	Pending	VA	0.00	Pending	WV1024281
Fork Ridge (Tiller) Deep Mine	1202204	VA	20.57	2/15/2017	0082204
Hess Creek Surface Mine	1702202	VA	75.95	2/14/2017	0082202
Kennedy Surface Mine	1402215	VA	106.81	4/3/2017	0082215
Knox Creek Preparation Plant	1302184	VA	41.94	12/2/2017	0082184
Knox Creek Refuse Disposal Area	1302232	VA	322.71	11/23/2018	0082232
Mudlick Surface Mine	1102334	VA	26.25	7/7/2020	0082234
Squire Jim Deep Mine No. 1	U-3004-18	WV	8.83	8/31/2020	WV1029088
Triad Pocahontas 4 Deep Mine	U-5004-19	WV	6.12	3/2/2020	WV1028952
Triad Pocahontas 6 Deep Mine	U-5007-21	WV	6.70	Pending	WV1028952
Vansant No. 1 Deep Mine	U-4010-94	WV	14.20	12/7/1994	WV1016113
Vansant No. 2 Deep Mine	U-4013-94	WV	15.72	12/19/1994	WV1016113
Vica Deep Mine	U-0011-85	WV	2.34	2/25/1985	WV1005685
Vica Deep Mine	1202149	VA	0.00	Pending	NA
Total			1,182.49

A total bond amount of $11.3 million held by Ramaco is based on the mine closure reclamation liability cost estimate as of December 31, 2021.  The ARO estimate for all sites on the complex is $10.0 million, as of December 31, 2021.  Both the WVDEP and VDE utilize a bond matrix that determines the rate per acre based upon the activity that the land is to be used for.  This rate per acre is simply applied to the permit sites’ acreage to obtain the bond requirement.  WEIR concludes that Ramaco’s overall bonding approach, the bond amounts, and the ARO estimates that are currently allocated for the Berwind Complex sites appear reasonable.

Upon searching the WVDEP and the VDE violation records, it was found that the Berwind Complex has an excellent environmental compliance record without a history of any significant fines or citations over the last two years.

17.4LOCAL STAKEHOLDERS

As indicated in Section 13.4.2, Ramaco currently employs 142 personnel at the Berwind Complex and is projected to have a maximum employment of approximately 308 personnel during the Berwind Complex LOM Plan.  The complex creates substantial economic value

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with its third-party service and supply providers, utilities and through payment of taxes and fees to local, state and federal governmental agencies.

The Berwind Complex is located in a rural and fairly isolated area of West Virginia and Virginia. Reportedly, there have been no social or community impact issues relative to the Berwind Complex.  The local area supports Ramaco for the jobs that it provides for people in the surrounding communities.

17.5MINE CLOSURE PLANS

Upon mine closure, areas will be reclaimed to near AOC configuration.  Regrading and backfilling activities are required to commence within 180 days after the mining operations are complete.

The primary pre-mining land use for the Berwind Complex is forestland. The approved post-mining land use for Ramaco’s permits is forestland.  No land within the permit areas have been historically used for prime farmland.  The slope of all land within the existing and proposed permit areas is ten percent or greater, which also precludes post-mining land use as prime farmland.

Upon completion of mining operations and regrading, topsoil will be redistributed over the disturbed areas. Mine soil that served as a base for coal stockpiles will be tested to determine if supplemental liming is necessary prior to blending this material with the other mine soil onsite.  After the permit area has been graded, soil analysis will be performed to determine the quantity of agricultural limestone, or an equivalent supplement, and fertilizer necessary to achieve the post-mining land use.

All regraded areas will be revegetated as soon as practical to establish quick vegetative cover and minimize erosion. Disturbed and un-reclaimed acreage including excess spoil disposal sites, will not exceed two hundred (200) acres or fifty (50) percent of the permit area, whichever is less. Runoff from these regraded areas will be routed through properly constructed and maintained sediment structures that are designed to retain site runoff along enough for the suspended solids to settle.

Streams on the complex are generally approximately 1,000 feet below the ridges. Soils within the permit area formed in residual parent material derived from interbedded shale, siltstone and sandstone. This consist of very steep soils on narrow ridge tops and on side slopes. The annual precipitation in the area averages approximately 47 inches. Woodlands make up about

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85 percent of the total area in this county and soils in this area are well suited to growing forests. The areas to be disturbed and later reclaimed are in the oak-hickory type, of the Appalachian Forest and consists of yellow poplar, basswood, red and black oak, hickory, sugar maple, chestnut oak, white oak, beech, pine/hemlock, scarlet oak, other miscellaneous hardwoods. On dry ridges, spurs and southern slopes white oak, hickory, chestnut oak, Virginia pine and pitch pine are the dominant species. These sites tend to be less productive, and the timber has slower growth, while the moist coves and northern and eastern slopes contain yellow poplar, sugar maple, red oak, black oak, beech, and basswood and are more productive sites.

Both hardwoods and pine seedlings will be hand planted by a reputable tree planting contractor to create a diverse and productive forest. Several species will be selected to create a diverse forest.  The overall stocking density for all woody plants on the permitted mine site is at least 500 plants per acre. The stocking density for trees is at least 350 plants per acre.  All final land use is planned as forestland except small areas of permanent drainage structures and access roads that have been approved to remain.

Temporary erosion control vegetative cover is established as contemporaneously as practical, with backfilling and grading, until a permanent tree cover can be established. A tree-compatible cover will be used to keep the vegetation that is being established for erosion control from competing too aggressively with the tree seedlings.

17.6	ENVIRONMENTAL COMPLIANCE, PERMITTING, AND LOCAL INDIVIDUALS OR GROUPS ISSUES

Based on WEIR’s review of Ramaco’s plans for environmental compliance, permit compliance and conditions, and dealings with local individuals and groups, Ramaco’s efforts appear to be adequate and reasonable in order to obtain approvals necessary relative to the execution of the Berwind Complex mining plans.

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18.0	CAPITAL AND OPERATING COSTS

Ramaco provided historical and projected operating costs and capital expenditures for the Berwind Complex, which were an adequate check and basis for the LOM Plan cost projections. The operating costs and capital expenditures are included in the financial statements that are audited annually by Briggs & Veselka Co. for Ramaco’s 10-K reporting to the SEC. The auditing performed by Briggs & Veselka Co.  is conducted in accordance with the standards of the Public Company Accounting Oversight Board.

18.1CAPITAL EXPENDITURES

The Berwind Complex will require capital to be expended each year for infrastructure additions/extensions, as well as for mining equipment rebuilds/replacements to continue to produce coal at currently projected annual levels of production.

Ramaco’s Berwind Complex development costs since 2017 are considered “Sunk Costs” and as economic returns in this economic analysis are presented only on a forward-looking basis, Sunk Costs are not included in the economic return of the project, as estimated in this study.

The projected capital expenditures are categorized according to each mining operation, and the Knox Creek Preparation Plant. Actual capital expenditures for 2018 through September 2021 and projected capital expenditures, in 2021 dollars, for 2022 through 2039, are shown on Figure 18.1-2:

Figure 18.1-2 Historical and Projected LOM Plan Capital Expenditures

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The capital expenditures in 2022 relate to the slope construction and equipment for the Berwind No. 1 Pocahontas 4 Deep Mine, the Triad Pocahontas 4 Deep Mine, development of the Big Creek Jawbone 1 Deep Mine, the Big Creek Surface and Highwall Mine, and the Knox Creek Preparation Plant.

Ramaco began development of the Berwind Complex in 2017 and commenced mining in the fourth quarter 2017. Mine management has had several years of experience estimating capital expenditures for surface and underground mining and the risk of inaccurate estimates is low. The LOM Plan projected average capital cost of $10.92 per ton for projected mining equipment and infrastructure requirements is $99.54 per ton lower than the historical average of $110.46 per ton, which included high development capital from 2018 through September 2021 for the Berwind No. 1 Mine. Capital expenditures estimates per annual ton are estimated to have an accuracy within +/- 15.0 percent.

Contingency costs account for undeveloped scope and insufficient data. Contingency for required major projects and mining equipment is estimated at 10 percent and is intended to cover unallocated costs from lack of detailing in scope items. It is a compilation of aggregate risk from estimated cost areas.

18.2OPERATING COSTS AND RISKS

Operating costs are projected based on historical operating costs and adjusted based on projected changes in staffing, hours worked, and production and productivity for mining areas in the LOM Plan.  The Berwind Complex actual and LOM Plan projected operating costs in dollars and dollars per ton, are shown on Figure 18.2-1:

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Figure 18.2-1 Berwind Complex Historical and LOM Plan Operating Costs

Descriptions or explanations of the operating costs considered in the LOM Plan are as follows:

Direct Cash Cost:

•	Labor cost, which includes wages and benefits for hourly and salary personnel at the mine and preparation plant.
•	Maintenance and supplies, which are expenses related to upkeep of mining equipment and associated infrastructure.
•

Utility expenses, which are expenses related primarily to purchase of electrical power to operate mining equipment at the mines and preparation plant equipment, telephone and data lines, water, and garbage services.

•	Trucking costs, which are expenses primarily related to transportation of ROM coal from the mines to the preparation plant.
•	Allocations (in/out), which are various costs for the preparation plant.
•	Professional services, which are expenses related to legal, engineering, and other firms providing services to the Berwind Complex.

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•	Property Tax and Insurance are expenses related to property taxes and liability insurance for risk management purposes.
•	Other costs, which are miscellaneous expenses related to operation of the mines and preparation plant.
•	Sales related costs are expenses related to Black Lung Excise Tax, Virginia and West Virginia Severance Taxes, and Virginia, West Virginia and Office of Surface Mining reclamation taxes.
•	Royalties are expenses related to leased surface and mineral properties.
•	General and Administrative, which include expenses related to administrative offices and personnel to manage the mining operations.

Selling, General and Administrative Costs:

•	Expenses related to coal sales and corporate administrative costs

Non-Cash Costs:

•	Asset retirement obligation accretion, depreciation, and amortization costs

The LOM Plan projected cash operating cost of $76.79 per ton is $41.89 per ton lower than the four-year historical average of $118.69 per ton. The historical cash operating cost was elevated due to the development costs associated with ramping from the Pocahontas No. 3 Seam to the Pocahontas No. 4 Seam at the Berwind No. 1 Mine. With the long history of cost of sales, no contingency is included, although the accuracy of the LOM Plan projected cost of sales should be considered to be within 15 percent of the historical average.

Capital and Operating Cost Estimation Risk

The Berwind Complex has been in operation since 2017 and has had a relatively long period of experience with capital expenditure costs and operating costs. Since the mining operations will continue in similar coal seams and mined in the same manner as historically, there is little risk associated with the specific engineering estimation methods used to arrive at projected capital expenditures and operating costs. An assessment of accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.3.

For purposes of the Preliminary Feasibility Study relative to the Berwind Complex LOM Plan, capital expenditures are estimated to an accuracy of +/- 15 percent, with a contingency of 10 percent, and operating costs are estimated at an accuracy of +/- 15 percent, with no contingency.

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19.0	ECONOMIC ANALYSIS

19.1ASSUMPTIONS, PARAMETERS, AND METHODS

A Preliminary Feasibility Study financial model has been prepared in order to assess the economic viability of the Berwind Complex LOM Plan.  Specifically, plans were evaluated using discounted cash flow analysis, which consists of annual revenue projections for the Berwind Complex LOM Plan. Cash outflows such as capital, including preproduction costs, sustaining capital costs, operating costs, transportation costs, and taxes are subtracted from the inflows to produce the annual cash flow projections. Cash flows are recognized to occur at the end of each period. There is no adjustment for inflation in the financial model, and all cash flows are in 2021 dollars. WEIR’s study is conducted on an un-levered basis, excluding costs associated with any debt servicing requirements.

To reflect the time value of money, annual net cash flow projections are discounted back to the project valuation date, using a discount rate of 10 percent. The discount rate appropriate to a specific project depends on many factors, including the type of commodity and the level of project risks, such as market risk, technical risk, and political risk. The discounted present values of the cash flows are summed to arrive at the Berwind Complex NPV.

Projected cash flows do not include allowance of any potential salvage value.  Additionally, capital previously expended (sunk cost) is not included in the assessment of economic returns.

WEIR’s after-tax NPV incorporates a projected corporate income tax rate of 21 percent, as provided by Ramaco.

In addition to NPV, the Internal Rate of Return (IRR) is also calculated. The IRR is defined as the discount rate that results in an NPV equal to zero. Payback Period is calculated as the time required to achieve positive cumulative cash flow for the Berwind Complex at a 10 percent discount rate. As the Berwind Complex is ongoing with no initial investment required (i.e., already sunk cost), payback period is less than one year.

The actual and LOM Plan coal sales price forecast used to estimate Berwind Complex revenue are depicted on Figure 19.1-1.

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Figure 19.1-1 FOB Mine Coal Sales Price Forecast

19.2ECONOMIC ANALYSIS AND ANNUAL CASH FLOW FORECAST

The annual cash flow for the Berwind Complex LOM Plan are summarized on Figure 19.2-1 as follows:

Figure 19.2-1 Annual Cash Flow Forecast

Cash flows decline after 2022, as a result of a projected decrease in coal sales realizations. While not included in these cash flows, Ramaco plans to commence other mining operations within the Berwind Complex, as existing operations phase out.  Significant tonnage associated with those future, to-be-planned operations, is currently classified as Resource tonnage. As

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LOM plans are prepared for operations within the current Resource areas of the Berwind Complex, updates will be made to this analysis.

The Berwind Complex LOM Plan has an after-tax NPV of $152.4 million, at a base case discount rate of 10 percent (Table 19.2-2). As the Berwind Complex is ongoing with no initial investment required (i.e., already sunk cost), the IRR indicates that the Berwind Complex NPV is infinite. Cumulative (undiscounted) cash flow over the LOM Plan is positive, at $269.9 million. The Return on Investment (ROI), at a 10 percent discount rate, is 112 percent.

The after-tax NPV, IRR, cumulative cash flow and ROI are summarized in Table 19.2-2 as follows:

Table 19.2-2 After-Tax NPV, IRR, Cumulative Cash Flow, and ROI

LOM Plan
NPV ($000)	152,415
IRR (%)	Infinite
Cumulative Cash Flow ($000)	269,948
Return on Investment (%)	112

Table 19.2-3 presents key operational statistics for the LOM Plan on an after-tax basis. Over the LOM Plan, the average cash operating cost is $76.79 per clean ton. Operating costs include mining, processing, G&A, but exclude amortization costs on capital expenditures.

Table 19.2-3 Key Operating Statistics

LOM Plan
ROM Tons Produced (000s)	23,397
Clean Tons Produced (000s)	10,461
Preparation Plant Yield (%)	44.7
Marketable Tons Sold (000s)	10,445

($ Per Ton)
Coal Sales Realization	142.33

Direct Cash Costs	76.79
Non-cash Costs	5.33
Total Cost of Sales	82.13

Profit / (Loss)	60.21

EBITDA	65.54

CAPEX	11.88

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19.3SENSITIVITY ANALYSIS

A sensitivity analysis was undertaken to examine the influence of changes to assumptions for coal sales prices, production, operating cost, capital expenditures, and the discount rate on the base case after-tax NPV. The sensitivity analysis range (+/- 25 percent) was designed to capture the bounds of reasonable variability for each element analyzed. The basis for reasonable variability for each element analyzed is summarized as follows:

•	Sales Price - Historical coal sales price variability of 20 percent between 2018 and September 2021
•	Production - Variability in production of up to 28 percent from the 2019 through 2020
•	Operating Cost - Estimated accuracy of +/- 15 percent
•	Capital Costs - Estimated accuracy of +/- 15 percent
•	Discount Rate - based on range of variability from 7.5 to 12.5 percent

Figure 19.3-1 depicts the results of the NPV sensitivity analysis.

Figure 19.3-1 Net Present Value Sensitivity Analysis

Figure 19.3-1 shows that the Berwind Complex NPV is most sensitive to changes in coal sales prices and operating costs. It is less sensitive to changes in production and least sensitive to changes in discount rate and capital expenditures.

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20.0	ADJACENT PROPERTIES

This TRS does not include any estimates of coal resources or coal reserves associated with adjacent uncontrolled properties.

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21.0	OTHER RELEVANT DATA AND INFORMATION

Conducting a due diligence investigation relative to the mineral and surface rights of Ramaco’s mining operations was not part of WEIR’s scope of work. This TRS is based on Ramaco controlling, by lease or ownership, or having the ability to acquire the coal reserves and surface lands necessary to support its mine plans.

The ability of Ramaco, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permits and bonds, and developing and operating mines in a safe and efficient manner.  Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company.

Coal mining is carried out in an environment where not all events are predictable. While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring.  It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a coal mine will not occur.

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22.0	INTERPRETATIONS AND CONCLUSIONS

22.1SUMMARY OF INTERPRETATIONS AND CONCLUSIONS

Interpretation

Ramaco has a long operating history of resource exploration, mine development, and mining operations at the Berwind Complex, with extensive exploration data including drillholes, in-mine seam thickness and elevation measurements, and in-mine channel samples supporting the determination of mineral resource and reserve estimates, and projected economic viability.  The data has been reviewed and analyzed by WEIR and determined to be adequate in quantity and reliability to support the coal resource and coal reserve estimates in this TRS.

Conclusion

The coal resource and coal reserve estimates and supporting Preliminary Feasibility Study were prepared in accordance with Regulation S-K 1300 requirements. There are 535 million in-place tons of measured and indicated coal resources, exclusive of reserves, and 10.5 million clean recoverable tons of mineable reserves within the Berwind Complex as of December 31, 2021. Reasonable prospects for economic extraction were established through the development of a Preliminary Feasibility Study relative to the Berwind Complex LOM Plan, considering historical mining performance, historical and projected metallurgical coal sales prices, historical and projected mine operating costs, and recognizing reasonable and sufficient capital expenditures.

22.2SIGNIFICANT RISKS AND UNCERTAINTIES

Risk, as defined for this study, is a hazard, condition, or event related to geology and reserves, mine operations and planning, environmental issues, health and safety, and general business issues that when taken individually, or in combination, have an adverse impact on Ramaco’s development of the Berwind Complex. Risks can disrupt operations, adversely affect production and productivity, and result in increased operating cost and/or increased capital expenditures.

In the context of this TRS, the likelihood of a risk is a subjective measure of the probability of the risk occurring, recognizing the magnitude of the risk defined as follows:

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Low Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, should not have any material adverse effect on the economic viability of the project.

Moderate Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, could have a detrimental effect on the economic viability of the project.

High Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, could have a seriously adverse effect the economic viability of the project.

Based on a review of available information and discussions with Ramaco personnel, WEIR identified potential risks associated with the Berwind Complex LOM Plan. The risks, WEIR’s assessment of risk magnitude, and comments based on WEIR’s experience with surface and underground mining operations are summarized in Table 22.2-1 as follows:

Table 22.2-1 Berwind Complex Risk Assessment Summary

WEIR Risk
Area of Risk	Assessment	Comments

Coal Quality	Low	Based on previous production and core hole quality data, coal quality appears to be a consistently good metallurgical coal product.

Horizontal Stress	Low	Observed mining conditions do not indicate horizontal stress problems.

Land Acquisition	Low	All mineral control is maintained through current leases and subleases. No additional acquisitions are necessary for the LOM Plan.

Methane	Low to Moderate

Although methane gas is present in the seams, gas liberation experienced to date has been low to moderate, or at levels that can be safely mitigated during mining. Procedures and continuous gas monitoring are in place to prevent, to the extent possible, methane ignitions and mine fires.

Overburden Stress	Low

The potential for a coal pillar bump or release of stress when mining will be monitored as a part of the normal mining operation. Due to the mountainous terrain, overburden can approach 1,000 feet when mining under ridges. However, the risk of bumps occurring is minimal, since coal outbursts, as a result of sudden release of energy, are typically associated with depth of cover of 1,500 to plus 2,000 feet.

Qualified Employees	Low to Moderate

Recent changes in the coal mining industry have resulted in many coal miners being closed resulting in fewer qualified employees available in general. Ramaco has existing operations with sufficient qualified employees. However, additional mine startups may cause some employee shortages. Ramaco can train inexperienced miners along their experienced miners.

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WEIR Risk
Area of Risk	Assessment	Comments
Rail Lines	Low to Moderate

There is currently a shortage of coal rail transportation capacity. The recent upswing in coal prices has resulted in short term increases in rail capacity. This capacity will likely be a relative unknown for the medium to long term.

Refuse Disposal	Low	Ramaco's currently permitted refuse disposal capacity is sufficient for the long term.

Roof Lithology	Low to Moderate

All underground coal mines have the potential to experience unstable roof conditions. The relative consistency of the Norton and Pocahontas Formations that primarily consists of competent sandstones and shales help decrease this risk at the Berwind Complex Deep Mines. Additionally, this potential risk can be kept in the low range through proper ground control engineering and following approved roof control plans.

Geology	Low to Moderate

The structure of the seams at the Berwind Complex all have a relatively gentle dip of approximately two degrees to the northwest or to the south/southwest. There are seven significant faults in the area. There are no known structural anomalies such as sand channels that cut out seams.

Spontaneous Combustion	Low	Seams at the Berwind Complex have a low potential for spontaneous combustion, and Ramaco has not experienced any loss of production due to spontaneous combustion.

Water Inflow	Low	Ramaco mines at the Berwind Complex are relatively dry since the mines are well above drainage.

Market Conditions	Moderate

Market conditions remain volatile for metallurgical coal. Blast Furnace methods for making steel is under pressure from various world-wide government entities due to CO2 emissions. Markets in China and India are likely to be primary drivers for the metallurgical coal industry. Ramaco should prioritize maintaining good relations with existing and potential clients.

It is WEIR’s opinion that the majority of the risks can be kept low and/or mitigated with efficient and effective mine planning and mine engineering and monitoring of the mining operations.

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23.0	RECOMMENDATIONS

The Berwind Complex has sufficient geologic exploration data to estimate mineral reserves and resources.  Future exploration work will be undertaken by Ramaco to continuously provide geological data primarily for use by mine operations personnel related to effective implementation of the Mine Plans.  Future exploration work and mineral property acquisition should include what has been historically implemented related to the following:

Geology

•	Have an experienced geologist log core holes, measure core recovery, and complete sampling. Geophysically log core holes to verify seam and coal thickness and core recovery.
•	Geophysically log rotary holes to verify strata and coal thickness.
•	Continue to prepare laboratory sample analysis at 1.40 and 1.50 specific gravities to better match the preparation plant specific gravity when processing a metallurgical coal.
•	Continue collecting channel samples (include parting).

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24.0	REFERENCES

References used in preparation of this TRS are as follows:

•	Ramaco. 2021. Berwind No1 Mine Pocahontas No 3 Seam Plan 2021 - Standard
•	Ramaco. 2021. Berwind Poca4 CTPF Mine Plan 2022 - Standard
•	Ramaco. 2021. Triad P4 Mine Plan 2022 - Standard
•	Ramaco. 2021. Big Creek Jawbone Deep Mine Plan 2021- Standard
•	Ramaco. 2021. Big Creek Surface Mine Plan 2021 - Standard
•	Ramaco. 2021. Knox Creek Tiller Mine Jawbone Seam Plan 2020 – Standard
•	Harlow, George E., Jr. and LeCain, Gary D., 1993, Hydraulic Characteristics of, and Ground-Water Flow in, Coal-Bearing Rocks of Southwestern Virginia: U. S. Geological Survey Water-Supply Paper 2388.

Websites Referenced:

•	Securities and Exchange Commission - Modernization of Property Disclosures for Mining Registrants - Final Rule Adoption

https://www.sec.gov/rules/final/2018/33-10570.pdf

•	MSHA Data Retrieval Site

https://www.msha.gov/mine-data-retrieval-system

•	WVDEP Permits

https://apps.dep.wv.gov/webapp/_dep/securearea/public_query/ePermittingApplicationSearchPage.cfm

•	VDE Permits; Mined Land Repurposing Internet (virginia.gov)

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25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

In preparing this report, WEIR relied upon data, written reports and statements provided by the registrant.  It is WEIR’s belief that the underlying assumptions and facts supporting information provided by the registrant are factual and accurate, and WEIR has no reason to believe that any material facts have been withheld or misstated.  WEIR has taken all appropriate steps, in its professional opinion, to ensure information provided by the registrant is reasonable and reliable for use in this report.

The registrant’s technical and financial personnel provided information as summarized on Table 25.1 as follows:

Table 25.1 Information Relied Upon from Registrant

Category	Information	Report Section
Legal	Mineral control and surface rights	3

Geotechnical	Pillar design, roof control plans, and rock quality analyses	13.1.1

Hydrogeological	Hydrogeological Analysis including inflow rates, permeability and tranmisivity calculations, and watershed analysis	13.1.2

Marketing	Coal sales price projections	16

Environmental	Permits, bond, and reclamation liability	17

Macroeconomic	Real price growth (coal sales, labor and other cash costs)	18

Income Tax	Income Tax Rate	19

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APPENDIX A - EXHIBITS

Exhibit 6.3-1Berwind Complex, Geological Cross Sections

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